UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Tradeweb Markets Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tradeweb

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND

PROXY STATEMENT

Lee Olesky Chief Executive Officer and Chairman of the Board Tradeweb Markets Inc.

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tradeweb Markets Inc., which will be held virtually at 12:30 p.m., Eastern Time, on Tuesday, May 10, 2022, at www.virtualshareholdermeeting.com/TW2022.

The attached Notice of the Annual Meeting of Stockholders and Proxy Statement describes the formal business that we will transact at the virtual Annual Meeting.

The Board of Directors of Tradeweb Markets Inc. has determined that a vote for Items 1 and 2 and against Item 3 is in the best interest of Tradeweb Markets Inc. and its stockholders and unanimously recommends such a vote at the Annual Meeting.

We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and for voting over the Internet.

Whether or not you plan to virtually attend the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting virtually at the Annual Meeting, but will assure that your vote is counted if you cannot virtually attend.

On behalf of the Board of Directors and the employees of Tradeweb Markets Inc., we thank you for your continued support and look forward to seeing you at the virtual Annual Meeting.

Sincerely yours,

Lee Olesky

Chief Executive Officer and Chairman of the Board

March 28, 2022

2022 Proxy Statement ● ●

Notice of 2022 Virtual

Annual Meeting of

Stockholders

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Tradeweb Markets Inc. (“Tradeweb” or the “Company”) will be held virtually at 12:30 p.m., Eastern Time, on Tuesday, May 10, 2022, at www.virtualshareholdermeeting.com/TW2022 for the following purposes:

• To elect the three nominees for director named in the attached Proxy Statement to serve on the Board of Directors for a three year term until the 2025 Annual Meeting of Stockholders or their respective successors are elected and qualified;

• To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

• To consider a stockholder proposal relating to the adoption of a policy on board diversity; and

• To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board of Directors; (ii) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; and (iii) “AGAINST” the stockholder proposal relating to the adoption of a policy on board diversity.

The Board of Directors has fixed March 14, 2022 as the record date for determining stockholders entitled to receive notice of, and to vote at, the virtual Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the virtual Annual Meeting.

The Annual Meeting will be a completely “virtual meeting” of stockholders. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

By Order of the Board of Directors

Douglas Friedman

General Counsel and Secretary

New York, New York

March 28, 2022

2022 Proxy Statement ● ●

2022 Proxy Statement ● ●

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Tradeweb Markets Inc. (“Tradeweb” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 12:30 p.m., Eastern Time, on Tuesday, May 10, 2022, at www.virtualshareholdermeeting.com/TW2022 and at any adjournment or postponement thereof. Our principal offices are located at 1177 Avenue of the Americas, New York, New York 10036. This Proxy Statement is first being made available to our stockholders on or about March 29, 2022. The Annual Meeting will be a completely “virtual meeting” of stockholders. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

Outstanding Securities and Quorum

Only holders of record of our Class A common stock, Class B common stock, Class C common stock and Class D common stock (each such designation having par value $0.00001 per share) at the close of business on March 14, 2022, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 107,246,495 shares of Class A common stock outstanding and entitled to vote, 96,933,192 shares of Class B common stock outstanding and entitled to vote, 1,654,825 shares of Class C common stock outstanding and entitled to vote and 28,325,833 shares of Class D common stock outstanding and entitled to vote. Holders of outstanding shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters on which stockholders are entitled to vote generally (except as may be required by law).

Each share of Class A common stock and Class C common stock entitles its holder to one vote on all matters presented to the Company’s stockholders generally. Each share of Class B common stock and Class D common stock entitles its holder to ten votes on all matters presented to the Company’s stockholders generally. The holders of Class C common stock and Class D common stock have no economic interests in the Company (where “economic interests” means the right to receive any dividends or distributions, whether cash or stock, in connection with common stock). These attributes are summarized in the following table:

Class of Common Stock	Par Value	Votes	Economic Rights

Class A common stock	$0.00001	1	Yes

Class B common stock	$0.00001	10	Yes

Class C common stock	$0.00001	1	No

Class D common stock	$0.00001	10	No

All of the shares of our outstanding Class B common stock are currently held by an indirect subsidiary (the “Refinitiv Direct Owner”) of Refinitiv Parent Limited (“Refinitiv”). Until January 29, 2021, Refinitiv was indirectly controlled by (i) certain investment funds affiliated with The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.) (“Blackstone”), (ii) an affiliate of Canada Pension Plan Investment Board, (iii) an affiliate of GIC Special Investments Pte. Ltd. and (iv) certain co-investors (collectively, the “Investor Group”), which collectively indirectly held a 55% ownership interest in Refinitiv, and Thomson Reuters Corporation (“Thomson Reuters”), which indirectly held a 45% ownership interest in Refinitiv. On January 29, 2021, the London Stock Exchange Group plc (“LSEG”) closed a transaction with the Investor Group and Thomson Reuters to acquire the Refinitiv business. Following the consummation of such transaction, LSEG became the controlling shareholder of Refinitiv, and Refinitiv continues to be the controlling stockholder of Tradeweb, holding approximately 88.1% of the combined voting power of our Class A common stock, Class B common stock, Class C common stock and Class D common stock. LSEG has advised us that it intends to vote all such shares for the election of each of the nominees to the Board named herein and the ratification

2022 Proxy Statement ● ●	1

of the appointment of our independent registered public accounting firm, and against the stockholder proposal relating to the adoption of a policy on board diversity.

A majority of the voting power of Class A common stock, Class B common stock, Class C common stock and Class D common stock entitled to vote, present virtually or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”), and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you elect to receive our future proxy materials electronically, you will receive access to those materials via e-mail unless and until you elect otherwise.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein, “FOR” the ratification of the appointment of our independent registered public accounting firm and “AGAINST” the stockholder proposal relating to the adoption of a policy on board diversity. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of American Stock Transfer & Trust Company, LLC (“AST”), our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or virtually at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022, but cannot vote your shares on any other matters being considered at the Annual Meeting.

2	● ● Tradeweb ●

Voting Standard

With respect to the election of directors (Item 1), a nominee for director shall be elected to the Board by a plurality of the votes cast in respect of the shares of common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. You may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Withhold votes and broker non-votes will have no effect on the outcome of the election. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Under current Nasdaq Global Select Market (“Nasdaq”) interpretations that govern broker non-votes, Item 1 and Item 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Item 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

With respect to the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Item 2), the affirmative vote of a majority of the voting power of common stock present virtually or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to Item 2 you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For this matter, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote “AGAINST” the matter.

With respect to the stockholder proposal relating to the adoption of a policy on board diversity (Item 3), the affirmative vote of a majority of the voting power of common stock present virtually or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to Item 3 you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For this matter, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote “AGAINST” the matter, and broker non-votes, if any, will have no effect on the outcome of this matter.

Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET

Shares Held of Record:

www.proxyvote.com

Shares Held in Street Name:

www.proxyvote.com

24 hours a day / 7 days a week

INSTRUCTIONS:

• Read this Proxy Statement.

• Go to the website listed above.

• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

VOTE BY TELEPHONE

Shares Held of Record:

800-690-6903

Shares Held in Street Name:

See Voting Instruction Form

24 hours a day / 7 days a week

INSTRUCTIONS:

• Read this Proxy Statement.

• Call the applicable number noted above.

• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that, after you register, access to the 2021 Annual Report, Proxy Statement, and other correspondence will be delivered to you via e-mail.

2022 Proxy Statement ● ●	3

Voting and Attendance at the Annual Meeting

If you own common stock of record, you may virtually attend the Annual Meeting and vote virtually, regardless of whether you have previously voted by proxy card, via the Internet, or by telephone. If you own common stock in street name, you may virtually attend the Annual Meeting, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan to virtually attend the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below. Only stockholders as of the record date (March 14, 2022) are entitled to virtually attend the Annual Meeting. Each stockholder may appoint only one proxyholder or representative to virtually attend on the stockholder’s behalf.

Revocation

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by virtually attending the Annual Meeting and voting. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting virtually at the Annual Meeting.

References to Websites

Information contained on our website, or any website that is linked to or otherwise referenced herein, is not incorporated into, or a part of, this Proxy Statement.

4	● ● Tradeweb ●

Our Board currently has eleven seats, divided into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors. One Class III seat is currently vacant and will be vacant at the time of the Annual Meeting and until the Board either reduces its size or elects a candidate to fill such vacancy.

•	Our Class I directors are John Finley, Scott Ganeles, Murray Roos, and Von Hughes, and their terms will expire at the 2023 Annual Meeting.

•	Our Class II directors are Balbir Bakhshi, Paula Madoff and Thomas Pluta, and their terms will expire at the 2024 Annual Meeting.

•	Our Class III directors are Steven Berns, William (“Billy”) Hult and Lee Olesky, and their terms will expire at this Annual Meeting.

The Board proposes that Steven Berns, Billy Hult and Lee Olesky be reelected to Class III for new terms of three years each. Each nominee for director will, if elected, continue in office until the 2025 Annual Meeting and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or removal. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be cast against any of the nominees. Under Securities and Exchange Commission (“SEC”) rules, proxies cannot be voted for a greater number of persons than the number of nominees named. Accordingly, proxies cannot be voted for greater than the three Class III seats open for election.

Each nominee has consented to be named as a nominee in this Proxy Statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors recommends a vote “for” each nominee.

Biographical and Related Information of Director Nominees and Continuing Directors

The principal occupations and certain other information about our director nominees and our continuing directors (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. The age shown below for each director is as of May 10, 2022, which is the date of the Annual Meeting.

2022 Proxy Statement ● ●	5

Nominees for Director Whose Terms Would Expire at the 2025 Annual Meeting

The Board has nominated three directors to be elected at the Annual Meeting to serve for three-year terms ending with the 2025 Annual Meeting of Stockholders and until a successor is duly elected and qualified, or until the earlier of the director’s death, resignation, or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

Steven Berns

Age: 57	Director Since: April 2020
Tradeweb Committees: Audit Committee (Chair)

Key Experience and Qualifications:

•	Extensive financial knowledge
•	Chief Financial Officer of TripleLift, Shutterstock, Tribune, Revlon, TWM LLC and MDC Partners

Mr. Berns is currently the Chief Operating Officer and Chief Financial Officer of TripleLift, and previously served as Chief Financial Officer of GTT Communications, Inc. from April 2020 until January 2021. Prior to that, Mr. Berns served as Chief Financial Officer of Shutterstock, Inc. (“Shutterstock”) from September 2015 to June 2019, and as Chief Operating Officer and Co-Chief Operating Officer of Shutterstock from March 2017 to March 2019 and March 2019 to June 2019, respectively. Prior to joining Shutterstock, Mr. Berns served as Executive Vice President and Chief Financial Officer of Tribune Media Company (“Tribune”) from 2013 to 2015, and Executive Vice President and Chief Financial Officer of Revlon, Inc. (“Revlon”) from 2009 to 2013. Prior to that, Mr. Berns served as the Chief Financial Officer of Tradeweb Markets LLC (“TWM LLC”), the Company’s predecessor, and President, Chief Financial Officer and Director of MDC Partners, Inc. (“MDC Partners”). He previously held several senior financial positions at the Interpublic Group of Companies, Inc. and Revlon. Mr. Berns currently serves as a board member and Chair of the Audit Committee for Forum Merger IV Corporation and has previously served as a board member of Forum Merger Corporation, LivePerson, Inc. and Shutterstock. Mr. Berns received a B.S. in Business and Economics from Lehigh University and an Executive MBA in Finance from New York University, Stern School of Business.

Billy Hult

Age: 52	Director Since: March 2019
Tradeweb Committees: None

Key Experience and Qualifications:

•	Management, industry experience
•	Operational expertise in our business that he has developed as our President

Mr. Hult has served as Tradeweb’s Chief Executive Officer-elect since February 2022, and as its President since its formation. Mr. Hult has served as TWM LLC’s President since September 2008 and, prior to the series of reorganization transactions that were completed on April 4, 2019 in connection with the Company’s initial public offering, which closed on April 8, 2019 (the “IPO”), whereby TWM LLC became the principal operating subsidiary of the Company (the “Reorganization Transactions”), served on the former board of managers of TWM LLC beginning in September 2008. Mr. Hult joined Tradeweb in July 2000 as a product manager and oversaw the creation of our TBA-MBS marketplace. In 2005, Mr. Hult went on to serve as the head of U.S. products overseeing the firm’s expansion into new asset classes. Prior to joining Tradeweb, Mr. Hult held a variety of trading positions at Société Générale from 1997 to 2000. He received a B.A. from Denison University.

6	● ● Tradeweb ●

Lee Olesky

Age: 60	Director Since: March 2019
Tradeweb Committees: None

Key Experience and Qualifications:

•	Management, leadership experience
•	Operational expertise in our business that he has developed as our Chief Executive Officer

Mr. Olesky is our co-founder and has served as Chairperson of Tradeweb’s Board since February 2022 and as Tradeweb’s Chief Executive Officer since its formation. Mr. Olesky will be retiring as our Chief Executive Officer effective December 31, 2022, to be succeeded by Mr. Hult effective January 1, 2023. Following his retirement, Mr. Olesky will continue to serve as the Chairperson of our Board. Mr. Olesky has been TWM LLC’s Chief Executive Officer since September 2008 and, prior to the Reorganization Transactions, served on the former board of managers of TWM LLC beginning in 2008. After being our founding Chairperson of the Board from 1996 to 1998, Mr. Olesky rejoined the Company in February 2002 in London as President, driving the Company’s expansion in Europe and into the global derivatives markets. He then led the expansion of Tradeweb into Asia, opening offices in Tokyo, Hong Kong and Singapore. Prior to returning to the Company, Mr. Olesky worked at Credit Suisse First Boston from 1993 to 1999 in a variety of management positions, ultimately as Chief Operating Officer for the Fixed Income Americas division. Following his time at Credit Suisse First Boston, from 1999 to 2002, he served as Chief Executive Officer of BrokerTec, an electronic brokerage platform that he co-founded. He received a B.A. from Tulane University and a J.D. from The George Washington University.

2022 Proxy Statement ● ●	7

Directors Whose Terms Expire at the 2023 Annual Meeting

John Finley

Age: 65	Director Since: March 2019
Tradeweb Committees: Compensation Committee, Nominating and Corporate Governance Committee (Chair)

Key Experience and Qualifications:

•	Extensive business, management and legal experience

Mr. Finley is a Senior Managing Director and Chief Legal Officer of Blackstone and serves on its Management Committee. Before joining Blackstone, Mr. Finley had been a partner with Simpson Thacher & Bartlett for 22 years where he was a member of that law firm’s Executive Committee and Co-Head of Global M&A. Mr. Finley is an Adviser on the American Law Institute’s Restatement of the Law, Corporate Governance Project and a member of the Dean’s Advisory Board of Harvard Law School, the Advisory Board of the Harvard Law School Program on Corporate Governance, the Board of Advisors of the Penn Institute for Law and Economics and the Advisory Board of the Penn Netter Center for Community Partnerships. Mr. Finley is also currently a member of the U.S. Advisory Council on Historic Preservation. He has served on the Board of Advisors of the Knight-Bagehot Fellowship in Economics and Business Journalism at Columbia University, the Lawyers Committee for Human Rights and the Jewish Board of Family and Children Services. He has also served as Chairman of the Annual International Mergers & Acquisitions Conference of the International Bar Association and on the Committee of Securities Regulation of the New York State Bar Association. Mr. Finley has a BS in Economics, summa cum laude, from the Wharton School of the University of Pennsylvania (1978), a B.A. in History, summa cum laude, from the College of Arts and Sciences of the University of Pennsylvania (1978) and a JD, cum laude, from Harvard Law School (1981).

Scott Ganeles

Age: 58	Director Since: March 2019
Tradeweb Committees: Audit Committee, Compensation Committee

Key Experience and Qualifications:

•	Extensive business and management experience and thorough knowledge of our industry

Mr. Ganeles is currently a Senior Partner at WestCap Group, LLC, a growth equity firm that invests in growth-stage technology businesses in the financial technology, real estate technology and healthcare technology industries as well as asset-light marketplace platforms. Prior to that, Mr. Ganeles was the Chief Executive Officer of i-Deal from December 2000 until it merged with Hemscott in 2006 to form Ipreo Holdings LLC. Mr. Ganeles became Chief Executive Officer of Ipreo after the merger and continued as Chief Executive Officer until August 2018. Prior to Ipreo Holdings LLC, Mr. Ganeles was President and Co-Founder of the Carson Group from June 1990 to September 2000. Mr. Ganeles received a B.A. in Political Science from Brown University.

8	● ● Tradeweb ●

Von Hughes

Age: 52	Director Since: March 2021
Tradeweb Committees: Audit Committee

Key Experience and Qualifications:

•	Extensive financial, industry and governance knowledge

Mr. Hughes is a partner and managing director of PAAMCO Prisma, where he has served as Head of Strategic Advisory & Client Acquisition since 2010. Mr. Hughes has also served as a director of PAAMCO Prisma Holdings LLC since 2018. Mr. Hughes has been with PAAMCO Prisma (formerly known as PAAMCO) since 2003, and has served in a number of senior roles at the firm. Prior to joining PAAMCO Prisma, Mr. Hughes held senior positions at Goldman Sachs and at Utendahl Capital Partners. Mr. Hughes is a board member of Greenwich Roundtable. Mr. Hughes received a J.D. from Harvard Law School, a M.M.P. from the John F. Kennedy School of Government at Harvard University and a B.A. in Philosophy (cum laude) from Yale University.

Murray Roos

Age: 46	Director Since: March 2021
Tradeweb Committees: None

Key Experience and Qualifications:

•	Global leadership experience across sales, trading and origination

Mr. Roos has served as the Group Director, Capital Markets, and as a member of the Executive Committee, of LSEG since April 2020. Prior to joining LSEG, Mr. Roos held several senior positions at Citigroup from April 2015 to March 2020, including Global Co-Head of Equities, and previously led Citigroup’s Multi-Asset Structuring Group. Prior to that, Mr. Roos held various management and trading positions at Deutsche Bank, and was previously a trader at UBS. Mr. Roos received a BSc from the University of Cape Town.

2022 Proxy Statement ● ●	9

Directors Whose Terms Expire at the 2024 Annual Meeting

Balbir Bakhshi

Age: 52	Director Since: July 2021
Tradeweb Committees: None

Key Experience and Qualifications:

•	Extensive background in leadership, operations and risk management

Mr. Bakhshi has served as the Chief Risk Officer of the London Stock Exchange Group plc (“LSEG”) and member of LSEG’s executive committee since January 2021. Prior to joining LSEG, Mr. Bakhshi was Group Head of Non-Financial Risk Management at Deutsche Bank. Prior to this, Mr. Bakhshi was Global Head of Operational Risk Management at Credit Suisse and previously held a variety of senior roles at Credit Suisse including UK Investment Banking Chief Risk Officer and Head of Market Risk. Mr. Bakhshi received a B.A. from the University of Westminster and an MSc from Brunel University.

Paula Madoff

Age: 54	Director Since: March 2019
Tradeweb Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee

Key Experience and Qualifications:

•	Deep bench of knowledge and experience working with sales and distributions for Goldman’s interest rate products and mortgages
•	Significant service on boards and board committees

Ms. Madoff has served as Tradeweb’s Lead Independent Director since February 2022. Ms. Madoff currently serves as an Advisor to Goldman Sachs (“Goldman”). She had been employed by Goldman for 28 years where she was most recently a Partner and Head of Sales and Distribution for Interest Rate Products and Mortgages until her retirement from this position in August 2017. From August 2017 to April 2018, Ms. Madoff was employed as an Advisory Director at Goldman. She brings experience in managing regulatory and market structure changes, investing, risk management, and capital markets activities. Ms. Madoff serves as a non-executive director on the boards of KKR Real Estate Finance Trust Inc.; Great-West Lifeco; and ICE Benchmark Administration, where she is also Chair of the ICE LIBOR Oversight Committee. She held several additional leadership positions at Goldman, including Co-Chair of the Retirement Committee, overseeing 401(k) and pension plan assets; Chief Executive Officer of Goldman Sachs Mitsui Marine Derivatives Products, L.P.; and was a member of its Securities Division Operating Committee and Firmwide New Activity Committee. Before joining Goldman, Ms. Madoff worked in Mergers and Acquisitions at Wasserstein Perella & Co. and in Corporate Finance at Bankers Trust. Ms. Madoff is a 2018 David Rockefeller Fellow, a member of the Harvard Business School Alumni Board, a member of the Harvard Kennedy School Women’s Leadership Board, and a Director of Hudson River Park Friends. Ms. Madoff received a B.A. degree in Economics, cum laude, from Lafayette College and an M.B.A. from Harvard Business School.

10	● ● Tradeweb ●

Thomas Pluta

Age: 55	Director Since: March 2019
Tradeweb Committees: None

Key Experience and Qualifications:

•	Significant trading and management experience
•	Deep knowledge of our industry

Prior to the Reorganization Transactions, Mr. Pluta served on the former board of managers of TWM LLC beginning in December 2017. Mr. Pluta has served as Global Head of the Linear Rates Trading business at J.P. Morgan since July 2019. Prior to that, Mr. Pluta was Co-Head of Global Rates Trading between April 2015 and July 2019 and Global Head of Short Term Interest Rate Trading between January 2014 and April 2015 at J.P. Morgan. In addition to his 26 year career at J.P. Morgan managing trading teams across the Global Rates, Emerging Markets and Foreign Exchange businesses, he serves as the Corporate and Investment Bank lead for the firm-wide LIBOR Transition Program. A champion for advancing the people agenda at J.P. Morgan, Mr. Pluta has been actively engaged throughout his career, and holds leadership positions in various diversity & inclusion, recruiting, and culture-building efforts. He received a B.A. in Economics from Yale University and an M.B.A. in General Management from the Harvard Business School.

2022 Proxy Statement ● ●	11

Controlled Company Exception and Director Independence

Our Board has affirmatively determined that Mr. Berns, Mr. Ganeles, Mr. Hughes and Ms. Madoff are independent directors under the rules of Nasdaq, and are independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

The Refinitiv Direct Owner and an indirect subsidiary of Refinitiv that, prior to the Reorganization Transactions, owned membership interests of TWM LLC and that continues to own common membership interests of TWM LLC (“LLC Interests”) after the completion of the IPO and Reorganization Transactions (the “Refinitiv LLC Owner”, and together with the Refinitiv Direct Owner, the “Refinitiv Owners”), who are parties to that certain stockholders agreement with the Company (the “Stockholders Agreement”), hold Class B common stock and Class D common stock collectively representing a majority of the combined voting power of our total outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

1.	the requirement that a majority of our Board consist of independent directors;
2.	the requirement that director nominations be made, or recommended to the full Board, by its independent directors or by a nominations committee that is composed entirely of independent directors; and
3.	the requirement that we have a Compensation Committee that is composed entirely of independent directors.

We rely on all of the exemptions listed above. As a result, we do not have a majority of independent directors and our Nominating and Corporate Governance Committee and Compensation Committee do not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules.

Board Leadership

The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. The Board’s responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.

The Board selects its chairperson (“Chairperson”) and the Company’s Chief Executive Officer in the manner it considers in the best interests of the Company. Therefore, the Board does not have a policy on whether the roles of Chairperson and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairperson should be selected from the independent directors. At the present time, Mr. Olesky serves as the Chairperson of the Board.

The Board believes that the current leadership structure is appropriate given Mr. Olesky’s role in co-founding the Company. In addition, the Board believes that the leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the interest of the stockholders.

Executive Sessions

The non-management directors meet in executive session with no members of management present at every regularly scheduled meeting of the Board, and, if the non-management directors include directors who have not been determined to be independent, the independent directors shall separately meet in a private session at least once a year that excludes management and directors who have not been determined to be independent. The Chairperson of the Board (or, if the Chairperson is a management director or is not an independent director, a director designated by the non-management or independent directors, as applicable) presides at the executive sessions of the Board.

12	● ● Tradeweb ●

Communications with Directors

Stockholders and other interested parties may communicate with the Board by writing to the General Counsel, Tradeweb Markets Inc., 1177 Avenue of the Americas, New York, New York 10036. Written communications may be addressed to the Chairperson of the Board, the chairperson of any of the Audit, Nominating and Corporate Governance, and Compensation Committees, or to the non-management or independent directors as a group. The General Counsel will forward such communications to the appropriate party.

Board Diversity Policy

The Company recognizes and embraces the benefits of having a diverse Board to enhance the quality of its performance. With a view to achieving a sustainable and balanced development, the Company sees diversity at the Board level as an essential element in supporting the attainment of its strategic objectives and its sustainable development. In designing the Board’s composition, Board diversity is considered from a number of aspects, including but not limited to gender, age, race, ethnicity, nationality, cultural and educational background, professional experience, skills, knowledge and length of service. The ultimate decision on all Board nominations will be based on merit and contribution that the selected candidates will bring to the Board, having due regard for the benefits of diversity on the Board.

Board Diversity Matrix (As of March 18, 2022)

	Total Number of Directors: 10

	Female	Male	Non- Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	9	—	—

Part II: Demographic Background

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	1	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	7	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

Risk Oversight

The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, including the Company’s major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Company’s Chief Risk Officer updates the Board and the Audit Committee regularly throughout the year, and more frequently as necessary and appropriate. The Board and Audit Committee provide feedback and recommendations accordingly. With respect to cybersecurity risk oversight, our Board and our Audit Committee receive updates from our Chief Information Officer and Chief Risk Officer or their delegates to assess the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such updates, our Board and our Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

2022 Proxy Statement ● ●	13

The Compensation Committee oversees risks relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance. Each committee charged with risk oversight reports to the Board on those matters.

Corporate Governance Documents

Please visit our investor relations website at https://investors.tradeweb.com/corporate-governance, “Documents and Charters,” for additional information on our corporate governance, including:

•	Our Amended and Restated Bylaws (our “Bylaws”);
•	Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”);
•	Our Code of Business Conduct and Ethics, as amended; and
•	The charters approved by the Board for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each as amended.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2021, there were six meetings of the Board. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees on which he or she served (during the periods that he or she served) during 2021. In addition, directors are expected to make every effort to virtually attend any meetings of stockholders.

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (collectively, the “Committees”), each of which hold meetings and act by unanimous written consent whenever circumstances require. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Balbir Bakhshi

Steven Berns	X*

John Finley		X	X*

Scott Ganeles	X	X

Von Hughes	X

Billy Hult

Paula Madoff	X	X	X

Lee Olesky

Thomas Pluta

Murray Roos

Total Meetings in 2021	7	1	1

*	Denotes committee chair

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

14	● ● Tradeweb ●

Audit Committee

The members of the Audit Committee are Mr. Berns, as Chairperson, Mr. Ganeles, Mr. Hughes and Ms. Madoff. The Audit Committee is responsible for, among other things:

•	overseeing the quality and integrity of the Company’s financial statements, including oversight of the Company’s accounting and financial reporting processes and financial statement audits;
•	overseeing the Company’s compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;
•	overseeing the independent registered public accounting firm’s qualifications, performance and independence;
•	overseeing the performance of the Company’s internal audit function; and
•	preparing the audit committee report required by the SEC to be included in the Company’s annual proxy statement.

Mr. Berns qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC and each Audit Committee member meets Nasdaq’s financial sophistication requirements. Our Board has also determined that each of Mr. Berns, Mr. Ganeles, Mr. Hughes and Ms. Madoff are “independent” as defined under Nasdaq rules and the Exchange Act and rules and regulations promulgated thereunder.

The Audit Committee recommends the annual appointment and reviews the independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions and investigations into matters related to audit functions. The Audit Committee is also responsible for overseeing risk management on behalf of our Board.

Compensation Committee

The members of the Compensation Committee are Mr. Finley, Mr. Ganeles and Ms. Madoff. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements and authorize our Company to enter into employment and other employee-related agreements. The Compensation Committee is responsible for, among other things:

•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•

evaluating the performance of the Chief Executive Officer and determining and approving, or recommending to the Board, the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•

reviewing and approving, or recommending to the Board, the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the executive officers other than the Chief Executive Officer;

•

with respect to executive compensation programs: (i) reviewing and approving, or recommending to the full Board, new or modified executive compensation programs; (ii) reviewing on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are effective in achieving their intended purpose(s); (iii) establishing and periodically reviewing policies for the administration of executive compensation programs; and (iv) taking steps to modify any executive compensation program to enhance the alignment of payments and benefits with executive and corporate performance and the Company’s business strategy;

•

reviewing and recommending to the Board the form and amount of director compensation, in accordance with the Company’s Non-Employee Director Compensation Policy as well as making recommendations regarding director’s and officer’s indemnification and insurance matters;

2022 Proxy Statement ● ●	15

•

reviewing and approving or recommending to the Board, any employment or service-related contracts or transaction involving current or former directors and executive officers of the Company, and any related compensation, including consulting arrangements, employment contracts, severance or termination arrangements;

•

reviewing and approving, or recommending to the Board, the Company’s equity-based plans, equity-based awards and incentive-compensation plans, and administering the plans in accordance with their terms or oversee the activities of the individuals responsible for administering those plans, as applicable;

•	monitoring the Company’s regulatory and internal compliance with respect to compensation matters; and
•

preparing the compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Finley, as Chairperson and Ms. Madoff. The Nominating and Corporate Governance Committee assists our Board in identifying individuals qualified to become Board members, makes recommendations for nominees for committees and develops, recommends to the Board and reviews our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for, among other things:

•

identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•

developing and recommending to the Board a set of corporate governance principles to be included in the Company’s Corporate Governance Guidelines, as the same may be amended from time to time, and assisting the Board in complying with them;

•	overseeing the evaluation of the Board and management;
•	recommending members of the Board to serve on committees of the Board and evaluating the functions and performance of such committees;
•	overseeing and approving the management continuity planning process; and
•	otherwise taking a leadership role in shaping the corporate governance of the Company.

Director Nominations

The Nominating and Corporate Governance Committee identifies individuals believed to be qualified as candidates to serve on the Board and selects, or recommends that the Board select, the nominees for all directorships to be filled by the Board or by our stockholders at an annual or special meeting. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, which may include (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors the Committee considers appropriate, which may include age, gender and ethnic diversity, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Committee also may consider the extent to which the candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Committee considers matters relating to the retirement of current directors, including term limits or age limits, as well as the performance of such directors.

16	● ● Tradeweb ●

The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders on a substantially similar basis as it considers other nominees. Any recommendation submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and the written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Tradeweb Markets Inc., 1177 Avenue of the Americas, New York, New York 10036. All recommendations for nomination received by the Secretary that satisfy the requirements of our Bylaws relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Please see the section titled “Proposals of Stockholders” for information regarding the advance notice provisions applicable to stockholder director nominations set forth in our Bylaws.

In addition, pursuant to the Stockholders Agreement, the Refinitiv Owners have the right to designate nominees to our Board subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Party Transactions — Related Party Transactions Entered Into in Connection With the IPO — Stockholders Agreement” for additional information.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the Board or Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of the Compensation Committee (or other committee performing equivalent functions) and any executive, member of the Board or member of the Compensation Committee (or other committee performing equivalent functions) of any other company.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and all global employees. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Our Code of Business Conduct and Ethics is available on our website at https://investors.tradeweb.com/corporate-governance/. See “Corporate Governance—Corporate Governance Documents” for additional information. In the event that we amend or waive certain provisions of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose the same on our website. The Code of Business Conduct and Ethics was most recently amended on March 25, 2022. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

Environmental, Social and Governance Matters

We have long been committed to creating and fostering an inclusive workplace, celebrating our diverse employee base, providing transparency and innovation for our markets and ensuring transparency and validity for the data that propels them. Our long-term view encompasses ever more sustainable ways of working and investing as we forge the links between better serving markets and better serving the world.

Beginning in 2019, we have given much thought into formulating what environmental, social and governance (“ESG”) means to our Company and how to best navigate our ESG journey as it relates to our various stakeholders. Our Board is enthusiastic about advancing our ESG strategies across the Company, with a planned increase in scope and focus on providing oversight and guidance for our ESG commitments and direction. The Company’s ESG strategy and initiatives are overseen by the Board’s

2022 Proxy Statement ● ●	17

Nominating and Corporate Governance Committee, which periodically reviews and makes recommendations to the Company in order to further our ESG goals. In 2020, we formed an ESG Steering Committee comprised of senior level executives across the Company. The ESG Steering Committee is an advisory board assembled to guide our focus and ensure delivery of a thoughtful approach to integrating our ESG strategy into all aspects of our business and operations. To support this implementation, in December 2020 we created and filled a dedicated role to organize and manage our global Corporate Social Responsibility and ESG Initiatives. This role reports directly to the Global Head of Corporate Development, who is a member of the Executive Committee and the chair of the ESG Steering Committee.

In September 2021, we published our inaugural 2020 Corporate Sustainability Report to increase transparency for our strong foundation in ESG matters. In preparing our 2020 Corporate Sustainability Report, we evaluated multiple disclosure frameworks and ultimately decided to use a blend of metrics (including the Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”) metrics), as well as Task Force on Climate-related Financial Disclosures (“TCFD”) guidance, that we feel are most relevant to our position at the intersection of financial and technology services. The report outlines our commitment to corporate transparency and comprehensive ESG standards, discussing in detail our progress toward quantifying and reducing our carbon footprint, growing our use of renewable energy, demonstrating our commitment to advancing sustainable finance and creating solutions to help our clients pursue investment in climate-aligned strategies.

In 2021, we also joined the Climate Bonds Initiative’s (“CBI”) Partnership Programme to promote the visibility and accessibility of green bond trading activity across a wide range of asset classes, as well as to provide more clarity around our own green bond trading volumes. In 2021, CBI-screened green bonds accounted for $136 billion of the total $148 billion in green bond trading volume executed on Tradeweb, a record and an increase of 72% from 2020.

Equally important is the progress we’re making on diversity, equity and inclusion, through our many employee resource groups. Tradeweb is committed to creating and fostering an inclusive workplace, growing our diverse employee base with many opportunities for career development.

For further detail regarding our ESG initiatives, our 2020 Corporate Sustainability Report is available on our website at https://investors.tradeweb.com. See “Tradeweb Corporate Responsibility” for additional information. The references to our 2020 Corporate Responsibility Report and our website are not intended to incorporate the information in that report or on our website into this Proxy Statement by reference.

18	● ● Tradeweb ●

Under the rules and regulations of the SEC, Nasdaq and the Public Company Accounting Oversight Board (the “PCAOB”), the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. In addition, the Audit Committee considers the independence of our independent registered public accounting firm and participates in the selection of the independent registered public accounting firm’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, the registered public accounting firm of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte has served as our independent registered public accounting firm since November 2018.

The Board and the Audit Committee believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2022 fiscal year. In addition, even if stockholders ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent registered public accounting firm.

The Board of Directors recommends a vote “for” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

2022 Proxy Statement ● ●	19

Representatives of Deloitte are expected to virtually attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

(1)

Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)

Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

(3)

Tax services include all services, except those services specifically related to the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

(4)	All other services are those services not captured in the Audit, Audit-Related or Tax categories.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees of each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services in the table below were pre-approved by the Audit Committee.

20	● ● Tradeweb ●

The following is a description of the professional services performed and the fees billed by Deloitte for each of the fiscal years ended December 31, 2021 and 2020.

	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2021

Audit Fees(1)	$3,617,990	$4,006,250

Audit-related Services(2)	—	—

Tax Fees(3)	—	—

All Other Fees(4)	4,126	4,926

Total	$3,622,116	$4,011,176

(1)

Audit fees consist of fees for professional services rendered for the audit of our financial statements and internal controls over financial reporting, reviews of interim financial statements, consent and comfort letters in connection with registration statements filed with the SEC, and statutory and regulatory filings, and audits related to LSEG’s financial statements.

(2)	Audit related services consist of Service Organization Control (SOC) audits.

(3)	Tax fees are for tax compliance services.

(4)	All other fees relate to professional services not included in the categories above, including fees related to a subscription to an accounting research tool.

2022 Proxy Statement ● ●	21

The Vermont Pension Investment Committee, a beneficial owner of at least $2,000 in market value of the Company’s common stock, requested that the Company include the below stockholder proposal in the proxy materials regarding the Annual Meeting.

Stockholder Proposal

“Resolved, shareholders request that the Board of Directors of Tradeweb Markets adopt a policy for improving board diversity (the “Policy”) requiring that the initial list of candidates from which new management supported director nominees are chosen (the “Initial List”) by the Nominating and Corporate Governance Committee should include, but need not be limited to, qualified women and minority candidates. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.”

Supporting Statement

“Currently, Tradeweb Markets has a single woman on its Board of Directors and the racial composition is unclear. A McKinsey study found that companies in the top quartile for gender diversity in corporate leadership had 21% likelihood of outperforming bottom-quartile industry peers on profitability. Similarly, leaders in racial and ethnic diversity are 33% more likely to outperform peers on profitability. (https://www.mckinsey.com/business-functions/organization/our-insights/delivering-through-diversity)

Adopting a policy that requires the consideration of women and minority candidates for every open director seat enhances the nomination process, and assists the Committee in developing a diverse Board. A 2016 study published by Harvard Business Review found that including more than one woman or minority in a finalist pool changes the status quo to help combat unconscious bias among interviewers. Researchers found that the odds of hiring a woman were 79 times greater when there were at least two women in the finalist pool, and the odds of hiring a minority were 193 times greater when there were at least two minority candidates in the finalist pool. (https://hbr.org/2016/04/if-theres-only-one-woman-in-your-candidate-pool-theres-statistically-no-chance-shell-be-hired)

Many companies inadvertently narrow the candidate pool in new director searches by only considering CEOs and C-Suite nominees. Diverse search policies have been adopted by the Nominating and Governance Committees of Amazon, Facebook, Intel, Costco, Home Depot, Oracle, McDonald’s, Marten Transport, Marathon Petroleum, and United Continental. Additionally, key leaders in the business community support this policy direction. In its 2016 Principles of Corporate Governance, the Business Roundtable calls on boards to “develop a framework for identifying appropriately diverse candidates that allows the nominating/governance committee to consider women, minorities, and others with diverse backgrounds as candidates for each open board seat.” (http://businessroundtable.org/corporate-governance)

Stock exchange operator Nasdaq requires listed company to have diverse boards or explain why they lack diversity. Nasdaq defines diversity as two diverse directors, including one who identifies as female and another as an underrepresented minority or LGBTQ+ or explain why they lack that composition. Under the new listing standards, companies also are required to disclose the diversity of their boards. Disclosure is required by the later of August 8, 2022 or the date the company files its next proxy statement.

Additionally, California and Illinois are among the growing number of states that have laws on board diversity for firms headquartered in their states.

We urge shareholders to vote in favor of this proposal.”

The Board of Directors recommends a vote against this proposal for the following reasons:

After careful consideration, the Board opposes this proposal because the Company already has in place a Board Diversity Policy, which the Board believes achieves the aims intended by the stockholder proposal.

The Board acknowledges the benefits of diversity throughout the Company, a tenet illustrated by the actions and existing policies of the Company. The Company has a deeply ingrained commitment to diversity,

22	● ● Tradeweb ●

one that is clearly exemplified by the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics.

The Board Diversity Policy located within the Company’s Corporate Governance Guidelines requires that “Board diversity [be] considered from a number of aspects, including but not limited to gender, age, race, ethnicity, nationality, cultural and educational background[.]”

The Nominating and Corporate Governance Committee Charter specifically refers to the Board Diversity Policy as a factor to consider when identifying candidates for membership on the Board, when making recommendation for existing members’ reelections and when making recommendations regarding the size and composition of the Board.

The Company has and continues to be in compliance with Nasdaq requirements regarding board diversity, and has included in this Proxy Statement a Board Diversity Matrix in compliance with the updated listing standards.

The Company is also long committed to providing a diverse and inclusive workplace, with a focus on growing the diversity within its employee base. As a priority, the Company strives to ensure the most diverse set of talent to be considered for its open positions. In order to promote and source diverse talent, the Company partners with a number of organizations in its hiring processes and continues to expand the partners it works with to ensure it has appropriate channels through which to source talent. To that end, the Company currently works with approximately 18 organizations globally with a specific focus on sourcing eligible candidates from diverse backgrounds and with diverse skillsets for open positions. For example, the Company uses Direct Employers to post roles to over 300 diverse job boards globally, to ensure its direct sourcing of candidates is representative of its diversity goals.

For these reason, the Board recommends stockholders to vote against this proposal.

The Board of Directors recommends a vote “against” the stockholder proposal relating to the adoption of an additional policy on board diversity.

2022 Proxy Statement ● ●	23

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm. The Company’s independent registered public accounting firm is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee reviewed and discussed with management and our independent registered public accounting firm the audited financial statements for the year ended December 31, 2021 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and SEC, including PCAOB Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

The Audit Committee

Steven Berns, Chairperson

Scott Ganeles

Von Hughes

Paula Madoff

24	● ● Tradeweb ●

The following table sets forth information regarding the beneficial ownership of our Class A common stock and our Class B common stock as of March 14, 2022 for:

•	each person or entity who is known by us to beneficially own more than 5% of our Class A or our Class B common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 107,246,495 shares of Class A common stock, 96,933,192 shares of Class B common stock, 1,654,825 shares of Class C common stock and 28,325,833 shares of Class D common stock outstanding as of March 14, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption rights described elsewhere in this Proxy Statement, held by such person that have vested or will vest within 60 days of March 14, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Tradeweb Markets Inc., 1177 Avenue of the Americas, New York, New York 10036. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of beneficial owner	Class A Common Stock (on a fully exchanged and converted basis)(1)		Class B Common Stock (on a fully exchanged basis)(2)		Combined Voting Power(3)
	Number	%	Number	%	%

Entities affiliated with Refinitiv(4)	119,921,521	51.21%	119,921,521	95.74%	88.08%

T. Rowe Price Associates, Inc.(5)	12,486,962	10.9%	—	—	*

BlackRock, Inc.(6)	9,724,581	9.0%	—	—	*

The Vanguard Group(7)	9,082,472	7.8%	—	—	*

Capital Research Global Investors(8)	7,470,318	7.0%	—	—	*

Ownership Capital B.V.(9)	5,749,637	5.3%	—	—	*

Lee Olesky(10)	1,038,672	*	—	—	*

Billy Hult(11)	486,230	*	—	—	*

Balbir Bakhshi	—	—	—	—

Steven Berns(12)	3,503	*	—	—	*

Enrico Bruni(13)	199,960	*	—	—	*

John G. Finley	—	—	—	—	—

Sara Furber(14)	19,350	*	—	—	*

Scott C. Ganeles(15)	7,606	*	—	—	*

Von Hughes(16)	1,373	*	—	—	—

Paula B. Madoff(17)	7,606	*	—	—	*

Justin Peterson(18)	108,209	*	—	—	*

Thomas Pluta(19)	7,606	*	—	—	*

Murray Roos(20)	—	—	—	—	—

Robert Warshaw(21)	79,876	*	—	—	*

All executive officers and directors as a group (16 persons)(22)	2,118,557	1.9%	—	—	*

2022 Proxy Statement ● ●	25

*	Represents less than 1.0% of outstanding shares or voting power, as applicable.

(1)

Each Continuing LLC Owner (as defined herein) that holds LLC Interests also holds corresponding shares of Class C common stock or Class D common stock, as the case may be. Each LLC Interest held by the Continuing LLC Owners is redeemable in accordance with the terms of the TWM LLC Agreement (as defined herein), at the election of such holder, for newly issued shares of Class A common stock or Class B common stock on a one-for-one basis (and such holders’ shares of Class C common stock or Class D common stock, as the case may be, will be cancelled on a one-for-one basis upon any such issuance). The Continuing LLC Owners that hold shares of Class D common stock may also from time to time exchange all or a portion of their shares of our Class D common stock for newly issued shares of Class C common stock on a one-for-one basis (in which case their shares of Class D common stock will be cancelled on a one-for-one basis upon such issuance). Holders of Class B common stock may from time to time exchange all or a portion of their shares of our Class B common stock for newly issued shares of Class A common stock on a one-for-one basis (in which case their shares of Class B common stock will be cancelled on a one-for-one basis upon any such issuance). The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that (i) all LLC Interests held by Continuing LLC Owners have been redeemed or exchanged for shares of Class A common stock (and the corresponding shares of Class C common stock and/or Class D common stock, as the case may be, have been cancelled) and (ii) all shares of Class B common stock have been exchanged for shares of Class A common stock.

(2)

Each Continuing LLC Owner that holds LLC Interests also holds a corresponding number of shares of Class C common stock or Class D common stock, as the case may be, and the Refinitiv Direct Owner owns shares of Class B common stock. Each LLC Interest held by Continuing LLC Owners that hold shares of Class D common stock will be redeemable in accordance with the terms of the TWM LLC Agreement, at the election of such holder, for newly issued shares of Class B common stock on a one-for one basis (and such holders’ shares of Class D common stock will be cancelled on a one-for-one basis upon any such issuance). The numbers of shares of Class B common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests of Continuing LLC Owners that hold shares of Class D common stock have been exchanged for shares of Class B common stock (and the corresponding shares of Class D common stock have been cancelled).

(3)

Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, voting together as a single class. Each holder of Class B common stock and Class D common stock is entitled to 10 votes per share and each holder of Class A common stock and Class C common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock and Class D common stock do not have any economic interests (where “economic interests” means the right to receive any dividends or distributions, whether cash or stock, in connection with common stock) associated with our Class A and Class B common stock.

(4)

Reflects securities held directly by Refinitiv TW Holdings Ltd. and Refinitiv US PME LLC. Refinitiv US LLC is the controlling member of Refinitiv US PME LLC. LSEGA, Inc. is the sole member of Refinitiv US LLC. Refinitiv Parent Limited is the sole shareholder of LSEGA, Inc. IAG US LLC is a member of Refinitiv US PME LLC. Refinitiv International Holdings S.à.r.l. is the sole member of IAG US LLC. Refinitiv Netherlands Holdings BV is the sole shareholder of Refinitiv International Holdings S.à.r.l. Refinitiv UK (Rest of World) Holdings Limited is the sole shareholder of Refinitiv Netherlands Holdings BV. Refinitiv UK Parent Limited is the sole shareholder of Refinitiv UK (Rest of World) Holdings Limited. LSEGA Jersey Limited is the sole shareholder of Refinitiv UK Parent Limited. Refinitiv Parent Limited is the sole shareholder of LSEGA Jersey Limited. London Stock Exchange Group plc is the controlling shareholder of Refinitiv Parent Limited. LSEGA Limited and LSEGA2 Limited are shareholders of Refinitiv Parent Limited and London Stock Exchange Group plc is the sole shareholder of each of LSEGA Limited and LSEGA2 Limited. Each of the entities described in this footnote may be deemed to beneficially own the securities directly or indirectly controlled by such entities, but each (other than to the extent it directly holds securities as described herein) disclaims beneficial ownership of such securities.

(5)

This information is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe”) with the SEC on February 14, 2022, which reported ownership as of December 31, 2021. Of the 12,486,962 shares of our Class A common stock deemed beneficially owned, T. Rowe reported sole voting power as to 5,525,549 shares, shared voting power as to 0 shares and sole dispositive power as to all shares beneficially owned. The address of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(6)

This information is based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2022, which reported ownership as of December 31, 2021. Of the 9,724,581 shares of our Class A common stock deemed beneficially owned, BlackRock reported sole voting power as to 9,097,019 shares, shared voting power as to 0 shares and sole dispositive power as to all shares beneficially owned. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(7)

This information is based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2022, which reported ownership as of December 31, 2021. Of the 9,082,472 shares of our Class A common stock deemed beneficially owned, Vanguard reported sole voting power as to 0 shares, shared voting power as to 71,892 shares, sole dispositive power as to 8,940,145 shares and shared dispositive power as to 142,327 shares beneficially owned. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

This information is based solely on a Schedule 13G filed by Capital Research Global Investors (“CRGI”) with the SEC on February 11, 2022, which reported ownership as of December 31, 2021. CRGI reported sole voting power and sole dispositive power as to all of the 7,470,318 shares our Class A common stock deemed beneficially owned. The address of CRGI is 333 South Hope Street, 55th Fl., Los Angeles, CA 90071.

(9)

This information is based solely on a Schedule 13G filed by Ownership Capital B.V. (“Ownership Capital”) with the SEC on February 2, 2022, which reported ownership as of December 31, 2021. Of the 5,749,637 shares of our Class A common stock deemed beneficially owned, Ownership Capital reported sole voting power as to 4,765,127 shares, shared voting power as to 0 shares and sole dispositive power as to all shares. The address of Ownership Capital is Herengracht 107, Amsterdam, The Netherlands 1015 BE.

(10)

Includes 1,010,614 shares of Class A common stock issuable upon exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022, including 138,164 shares of Class A common stock issuable upon exercise of options and restricted stock

26	● ● Tradeweb ●

units, as applicable, through The Lee Olesky 2019 Family Trust. Mr. Olesky owns 20,000 shares of Class A common stock through The Lee Olesky 2019 Family Trust. Lee Olesky and his wife, as the co-trustees of The Lee Olesky 2019 Family Trust, share the power to vote and invest the securities, but each disclaims beneficial ownership of such securities. Mr. Olesky may be deemed to beneficially own the securities but disclaims beneficial ownership of such securities.

(11)	Includes 475,545 shares of Class A common stock issuable upon exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022.

(12)	Includes 1,315 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(13)	Includes 176,259 shares of Class A common stock issuable upon exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022.

(14)	Includes 19,350 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(15)	Includes 1,356 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(16)	Includes 1,373 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(17)	Includes 1,356 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(18)	Includes 106,208 shares of Class A common stock issuable upon exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022.

(19)	Includes 1,356 restricted stock units that have vested or will vest within 60 days after March 14, 2022.

(20)	Mr. Roos is the Group Director, Capital Markets of LSEG, and is a member of LSEG’s Executive Committee. Mr. Roos disclaims beneficial ownership of any securities owned directly or indirectly by LSEG.

(21)

Includes 71,876 shares of Class A common stock issuable upon the exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022. On August 30, 2021, the Board of Directors of the Company announced that Robert Warshaw would be leaving the Company following a period of transition and appointed Sara Furber to serve as the Chief Financial Officer of the Company, effective September 7, 2021. Mr. Warshaw remained employed by the Company until his retirement on January 4, 2022.

(22)	Includes 2,005,226 shares of Class A common stock issuable upon exercise of options and restricted stock units, as applicable, that have vested or will vest within 60 days after March 14, 2022.

2022 Proxy Statement ● ●	27

Set forth below is certain information regarding each of our current executive officers, including age as of May 10, 2022, other than for Mr. Olesky and Mr. Hult, whose biographical information is presented under “Item 1 — Election of Directors.”

Enrico Bruni, 50, has served as Managing Director, Head of Europe and Asia Business of TWM LLC since February 2013 and has served in the same position at Tradeweb since April 2019. Mr. Bruni joined Tradeweb in 2002 and has been instrumental in developing the interest rate swaps business in Europe and Asia. Prior to joining Tradeweb, from 1995 to 2002, Mr. Bruni was at J.P. Morgan where he worked in a number of business and product management roles across the markets division, with particular focus on their e-trading strategy. Mr. Bruni received a business management degree from L. Bocconi University, Milan.

Douglas Friedman, 51, has served as Tradeweb’s General Counsel and Secretary since its formation and as the General Counsel of TWM LLC since November 2009, prior to which he served as the Assistant General Counsel of TWM LLC beginning in June 2005. Mr. Friedman is actively involved in regulatory discussions impacting global financial markets and is a member of the Federal Reserve Bank of New York’s Treasury Market Practices Group and has participated in Commodity Futures Trading Commission (CFTC) and industry discussions on the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as SEC panels on securities and derivatives reform. Prior to joining Tradeweb, Mr. Friedman worked in the litigation department of King & Spalding LLP, an international law firm, from 2001 to 2005, where he focused on securities litigation and regulatory investigations. Prior to that, he worked at Cadwalader, Wickersham and Taft LLP and at Gibbons P.C. He received a B.A. from the University of Michigan and a J.D. from Seton Hall University School of Law.

Sara Furber, 47, has served as Tradeweb’s Chief Financial Officer since joining the Company in September 2021. Prior to joining Tradeweb, Ms. Furber served as Chief Financial Officer of U.S. equity exchange operator IEX Group from 2018 to 2021. As Chief Financial Officer of IEX Group, Ms. Furber led the company’s finance function and oversaw its new business portfolio, including technology businesses such as data platform IEX Cloud. Prior to joining IEX in 2016, she was a Managing Director and a member of Morgan Stanley’s Management Committee. She held several senior executive positions at Morgan Stanley, including Chief Operating Officer for Wealth Management. Ms. Furber previously served as Chief Operating Officer for Global Corporate and Investment Banking at Bank of America Merrill Lynch, after leading Investor Relations for Merrill Lynch during the global financial crisis and through its merger with Bank of America. Ms. Furber began her career in investment banking in 1997. She holds a B.S. in Mechanical Engineering from Duke University.

Simon Maisey, 50, has served as Managing Director, Global Head of Corporate Development of TWM LLC since May 2016 and has served in the same position at Tradeweb since April 2019. Prior to that, Mr. Maisey served as Managing Director in Finance and Business Development of TWM LLC beginning in May 2014. Prior to joining Tradeweb, from 1998 to May 2014, Mr. Maisey worked at J.P. Morgan, most recently in the position of Managing Director, eCommerce for the global rates business. In addition, he has also held roles as COO and CFO of J.P. Morgan’s fixed income businesses and served on the TWM LLC board of directors as a J.P. Morgan representative from 2009 to 2014. He holds a MEng (Hons) from the University of Oxford.

Justin Peterson, 59, has served as Chief Technology Officer of Tradeweb since April 1, 2020, and has served on TWM LLC’s Global Operating Committee since January 2014. Mr. Peterson joined TWM LLC in 1999 and served as Managing Director, Head of Institutional Technology, from January 2008 to March 2020. Prior to joining Tradeweb, Mr. Peterson served as Vice President at Citibank from 1995 to 1999. Prior to that, he held positions at NYNEX Science and Technology and Hughes Aircraft Company. Mr. Peterson holds a B.S. in engineering from Harvey Mudd College, and a Ph.D. and M.S. in Computer Science from the Georgia Institute of Technology.

28	● ● Tradeweb ●

Scott Zucker, 53, has served as Tradeweb’s Chief Risk and Administrative Officer since February 2020 and served as Chief Administrative Officer since its formation and as the Chief Administrative Officer of TWM LLC since November 2009. He joined TWM LLC in 2002 as General Counsel. Prior to joining Tradeweb, from 1999 to 2002, Mr. Zucker worked in the Corporate Department of Willkie Farr & Gallagher LLP, an international law firm, providing legal, regulatory and securities law support exclusively to Bloomberg LP. He also worked in the Corporate Department of Robinson, Silverman, Pearce, Aronsohn and Berman LLP (now Bryan Cave Leighton Paisner LLP) from 1996 to 1999, where he specialized in general corporate and securities matters. Mr. Zucker serves on the board of directors of Habitat for Humanity NYC and is a member of the audit committee. He received a B.A. from Tufts University and a J.D. from Hofstra University School of Law.

2022 Proxy Statement ● ●	29

Compensation Discussion & Analysis

Purpose

This Compensation Discussion and Analysis (CD&A) presents in detail our executive compensation philosophy and practices, describing each element of compensation and the decision-making process by our Compensation Committee that supports it. We encourage you to read this CD&A in conjunction with the compensation tables that follow for additional context to the Compensation Committee’s decisions with respect to the 2021 compensation of our Named Executive Officers (“NEOs”), as listed below.

Executive	Title

Lee Olesky	Chief Executive Officer(1)

Robert Warshaw	Former Chief Financial Officer(2)

Sara Furber	Chief Financial Officer(2)

Billy Hult	President

Enrico Bruni	Managing Director, Head of Europe and Asia Business

Justin Peterson	Chief Technology Officer

(1)

On February 16, 2022, the Company announced that Mr. Olesky will retire as Chief Executive Officer of the Company effective December 31, 2022. On February 11, 2022, the Board elected the Company’s President, Mr. Hult, to succeed Mr. Olesky as Chief Executive Officer of the Company, effective January 1, 2023. Mr. Olesky will stay on with the Company in the position of Chairman of the Board, and accordingly will continue to serve in his capacity as a director of the Company.

(2)

On August 30, 2021, the Board of Directors of the Company announced that Robert Warshaw would be leaving the Company following a period of transition and appointed Sara Furber to serve as the Chief Financial Officer of the Company, effective September 7, 2021. Mr. Warshaw remained employed by the Company until his retirement on January 4, 2022.

Company Overview

Summary of 2021 Performance

Tradeweb is a leader in building and operating electronic marketplaces for its network of clients located in 65+ countries globally. We have a powerful client network that had a daily trading average in 2021 of over $1 trillion across our global electronic marketplaces, which are deeply integrated in, and supported by, our proprietary technology. Since our inception, we have combined the creativity of our employees, power of our technology, and depth of our network to collaboratively innovate with our clients to simplify their workflows across the fixed income and equity markets.

Beginning in 2020 and continuing through 2021, the COVID-19 pandemic created a global emergency, requiring businesses to reassess their operations and take steps to ensure the safety of their employees and survival of their business. Despite the widespread economic uncertainty caused by COVID-19, Tradeweb, as a virtual marketplace company, was able to quickly and efficiently invoke its business continuity procedures to enable employees to work from home and customers to connect from their business continuity infrastructure to our marketplaces. As such, we have successfully avoided any layoffs, furloughs or salary reductions among our workforce due to COVID-19, while being able to maintain our business operations and keep our employees safe. Beginning in June 2021, Tradeweb transitioned to a hybrid approach for many roles in our return to office plans. Our creative and flexible return to office plans aim to keep driving our business forward and allow safe collaboration and positive team dynamics.

Our markets are large and growing. Electronic trading continues to increase across the markets in which we operate as a result of market demand for greater transparency, higher execution quality, operational efficiency and lower costs, as well as regulatory changes. We believe our deep client relationships, asset class breadth, geographic reach, regulatory knowledge and scalable technology position us to continue to be at the forefront of the evolution of electronic trading. Our platforms provide transparent, efficient, cost-effective and compliant trading solutions across multiple products, regions and regulatory regimes. As market participants seek to trade across multiple asset classes, reduce their costs of trading and increase the effectiveness of their trading, including through the use of data and analytics, we believe the demand for our platforms and electronic trading solutions will continue to grow.

30	● ● Tradeweb ●

We are focused on balancing revenue growth and margin expansion to create long-term value and we have a track record of growth and financial performance. By expanding the scope of our platforms and solutions, building scale and integration across marketplaces and benefiting from broader network effects, we have been able to grow both our transaction volume and subscription-based revenues. Our 2021 results demonstrate that our investments in our network, technology, and people continue to bring value to the Company’s stockholders and achieve our goal of long-term value creation. Highlights of our 2021 financial performance and other matters include:

•	Hiring of a new Chief Financial Officer, Sara Furber.
•

Gross revenues of $276.9 million during Q4 were up 18.8% year over year on a reported basis and 19.9% on a constant currency basis. The revenue growth and the resulting scale translated into improved profitability year over year as our fourth quarter adjusted EBITDA margin* expanded by 144 basis points to 50.6%.

•

Record volumes across asset classes translated into 20.6% and 19.3% revenue growth in 2021 on a reported and constant currency basis, respectively. As a result, we recorded our 22nd consecutive year of record revenues. The scale generated by our strong top-line results drove approximately 192 basis points of EBITDA margin expansion and 24.4% adjusted diluted earnings per share* growth. As our growth initiatives continued to scale, we maintained our tradition of consistent and focused organic investment.

•

The closing price of a share of Company common stock at 2021 fiscal year end was $100.14 versus $62.45 and $46.35 for the 2020 and 2019 fiscal year ends, respectively, reflecting management’s creation of long-term value for stockholders.

•

In June 2021, we acquired Nasdaq’s U.S. fixed income electronic trading platform. The addition of this fully-electronic CLOB (central limit order book) offers a flexible, efficient approach to trading in the wholesale U.S. Treasury market.

*

Adjusted EBITDA margin and adjusted diluted earnings per share are non-GAAP financial measures used by the Company to supplement information on our financial results. A reconciliation of these non-GAAP financial measures may be found in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, under the heading “Use of Non-GAAP Financial Measures” beginning on page 5.

Compensation Program Highlights for 2021

The following are some of the highlights of our fiscal 2021 executive compensation program:

•

Outperformance of annual revenue versus budget allowed for a larger cash bonus pool for annual bonuses to all employees, which was taken into account in awarding bonuses to the NEOs (other than the Chief Executive Officer and President).

•

The Chief Executive Officer and President received their maximum annual bonus payouts at 225% of target based on the Company’s achievement of rigorous, specified financial goals for 2021 tied to EBITDA margin and revenue growth.

•	EBITDA growth and revenue growth targets for 2021 performance were achieved with respect to outstanding pre-IPO option grants with performance-based vesting features.
•

In February 2022, the Company confirmed the achievement of the maximum “performance modifier” (described further below) applicable to performance-based restricted stock units granted in 2021 based on Company performance during fiscal year 2021, which will result in the maximum payouts under those awards at the time of settlement.

•

We granted a combination of performance-based and service-based restricted stock units to our executives, (excluding our newly hired CFO who received special equity grants in connection with her hire, described further below).

2022 Proxy Statement ● ●	31

“Say-on-Pay” Vote

Prior to 2020, Tradeweb was considered an “emerging growth company” and therefore not required to undertake a say-on-pay vote for executive compensation. Last year was the first year Tradeweb conducted a say-on-pay and a say-on-frequency vote. Our say-on-pay proposal for 2021 was approved by approximately 98.89% of the eligible votes, indicating strong support for our executive compensation program. In furtherance of the Company’s interest in stockholder engagement and our pay-for-performance philosophy, the Company, including our Compensation Committee, has continued to examine our executive compensation program to ensure alignment between the interests of our executives and our stockholders. No significant changes were made to our executive compensation program in 2021 as a direct result of the 2021 say-on-pay vote.

Our stockholders also approved our say-on-frequency vote proposal in 2021. As such, our advisory say-on-pay vote will be held every three years.

Determining Executive Compensation

Executive Compensation Practices

What We Do	What We Don’t Do

Pay for performance. Approximately 90% of our executive compensation is at-risk, variable compensation, and 68% of our executive compensation is tied directly to performance.	Hedging/pledging of Company stock. We prohibit our officers and directors from hedging, margining, pledging, short-selling or publicly trading options in our stock.

Encourage long-term outlook. Long-term equity awards have a three-year vesting period.	Excise tax gross-ups. We do not pay excise tax gross-ups on change-in-control payments.

Limited employment agreements. We maintain employment agreements with only a limited number of executives, including the Chief Executive Officer and President.	Repricing or exchange of underwater options. Under the Company’s omnibus equity plan, we specifically prohibit share repricing without stockholder approval.

Clawback policy. We maintain a robust clawback policy that allows the Company to recoup incentive compensation earned by executive officers or other employees in the event of a material restatement of the Company’s financial statements.

Dividends and dividend equivalents on unearned equity awards. Dividend equivalent rights accrued on equity awards are not paid until the underlying award itself vests and becomes payable.

Rigorous performance goals. The Company establishes rigorous performance goals related to its incentive-based compensation plans.

32	● ● Tradeweb ●

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain the leadership needed for the success of our business. We believe that investing in our talent through a market-based and flexible total compensation program has been critical to the success of Tradeweb, enabling us to promote both short- and long-term profitable growth of the Company and achieve our ultimate goal of bringing value to our customers and stockholders. Our compensation philosophy emphasizes creating an “ownership mentality” to align our executives’ interests with those of our stockholders. To this end, our total compensation program is guided by the following principles:

Maintain a pay-for-performance culture	Annual pay opportunities emphasize variable performance-based compensation, with metrics aligned to the Company’s financial results and business strategy, ensuring a high degree of performance orientation in our executive compensation program.

Foster long-term alignment with stockholders	Outstanding equity awards in the form of pre-IPO option and performance-based restricted stock unit grants, as well as annual performance-based restricted stock unit grants and annual restricted stock unit grants directly tie pay outcomes to value creation.

Attraction and retention	Our executive compensation program provides overall target compensation that is intended to attract and retain high-caliber talent.

Reflect internal equity considerations	Compensation decisions are made in the context of individual factors, fostering growth and motivation through a flexible compensation design.

Compensation Determination Process

Role of the Compensation Committee. The Compensation Committee of our Board is responsible for establishing and overseeing the executive compensation arrangements for our executive officers, including our NEOs, as described above in the section titled “Corporate Governance — Compensation Committee.” The formal written Compensation Committee charter is available on our website.

The Compensation Committee meets annually, along with, at the request of the Compensation Committee, the Chief Executive Officer and General Counsel. As part of the annual review process, the Compensation Committee will specifically:

•

Confirm achievement of performance goals in respect of the annual bonus for the Chief Executive Officer and President for the prior calendar year and set performance goals for the upcoming calendar year.

•	Approve the methodology for determining the Company’s annual cash incentive program payout pool (for NEOs other than the Chief Executive Officer and President) for the upcoming calendar year.
•	Review bonus allocations with respect to prior calendar year as recommended by the Chief Executive Officer.
•	Confirm achievement of performance goals in respect of equity awards, including the performance-based restricted stock units granted in the prior calendar year and option grants.
•	Establish a pool for annual equity grants for the upcoming calendar year.
•	Allocate equity grants from the pool to the Chief Executive Officer and President.
•	Establish performance goals for (i) performance-based restricted stock unit grants and (ii) performance-based multipliers for annual cash bonuses for the CEO and President.

The Compensation Committee has delegated certain responsibilities to its Chief Executive Officer, and generally relies on recommendations of the Chief Executive Officer for decisions concerning compensation for NEOs other than the Chief Executive Officer and President, as described further below.

Role of our CEO. Our Chief Executive Officer informs our Compensation Committee on the individual performance and contributions of each of the NEOs (other than the Chief Executive Officer and President), and annually reviews, with the Compensation Committee, base salary, non-equity incentive plan compensation and equity awards for the NEOs (other than the Chief Executive Officer and President). The Compensation Committee reviews and takes into account such recommendations. While the Compensation Committee has approval over the final compensation decisions for the NEOs, it generally provides the Chief

2022 Proxy Statement ● ●	33

Executive Officer with discretion to make reasonable adjustments that he deems prudent (other than with respect to the Chief Executive Officer and President).

Principal Elements of Executive Compensation

Our executive compensation program consists of a mix of fixed and variable pay elements, with the latter tied to both short- and long-term company success. Performance-based pay elements are linked to goals that we believe will deliver both year-over-year and long-term increases in stockholder value. The elements of total direct executive compensation for our NEOs include:

Element	Form	Pay Philosophy/Objectives	Key Features

Base Salary	Cash	Attract and retain top talent.	• Fixed cash amount. • Limited increases in 2021.

Annual Cash Bonus	Cash	Reward strong Company and individual performance against important short-term goals.

•   At-risk variable compensation.

•   For the Chief Executive Officer and President, based on achievement of specified annual Company financial performance goals, which are pre-determined by the Compensation Committee.

•   For NEOs other than the Chief Executive Officer and President, based on a set bonus pool, which is determined based on achievement of annual Company financial performance goals.

•   Allocations from the pool are determined based on individual and Company performance by recommendation to the Compensation Committee from the Chief Executive Officer.

Long-Term Incentive Awards	Equity (PRSUs)	Promotes performance, supports retention and creates long-term stockholder value and stockholder alignment by creating an “ownership mentality.”

•   At-risk variable compensation.

•   Annual grant of restricted stock units which vests based on continuous service through the third calendar year following the year of grant.

•   Award may be modified, on a range of 0% to 200%, based on achievement of set goals related to Company financial performance during the year of grant.

•   Company financial goals include target EBITDA margin and revenue growth achievement.

	Equity (RSUs)	Encourages retention and rewards the creation of stockholder value over time.	• At-risk variable compensation. • Annual grant of restricted stock units which vests annually over a three year period (1/3 per year), subject to continuous service.
	Equity (Options)	Promotes performance, supports retention, and directly rewards creation of long-term stockholder value after the grant date, aligning the interests of our executives and stockholders.

•   At-risk variable compensation.

•   Pre-IPO option grant which vested based on continued service as well as achievement of Company financial goals.

•   Have value only to the extent our stock price increases in comparison to the stock price on the date of the grant.

•   No options were granted to our NEOs in 2021.

The Compensation Committee does not maintain any formal policy or formula for allocating the mix of compensation as it believes it is more important to remain flexible to respond to business needs and shifts in

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the marketplace in which the Company must compete to recruit and retain executive talent, and also to take into consideration individual performance and responsibilities of the NEOs each year. Therefore, the Compensation Committee retains the authority to review our NEOs’ compensation periodically and to use its discretion to adjust the mix of compensation and the amount of any element of compensation as it deems appropriate for each NEO.

The charts below illustrate the allocation of the principal compensation components discussed above for our NEOs for fiscal 2021.

The amounts included in the above charts are based on (1) grant-date fair values for long-term incentive equity awards, as disclosed in the Summary Compensation Table below, (2) target bonus compensation for the Chief Executive Officer and President, and (3) actual bonuses earned in 2021 for all other NEOs. For purposes of this graphic, we have excluded Mr. Warshaw and Ms. Furber given their compensation for 2021 was not representative of an executive’s typical annual compensation given Mr. Warshaw’s departure and Ms. Furber’s commencement of employment.

Fiscal 2021 Compensation Program in Detail

Base Salaries

We believe that base salary plays an important role in attracting and retaining top executive talent. We set base salaries that reflect each individual’s duties, responsibilities, experience and performance. Base salaries are reviewed annually by (A) the Compensation Committee for the Chief Executive Officer and President and (B) the Chief Executive Officer for all other NEOs; however we generally do not provide for merit salary increases for the NEOs other than in connection with an executive’s promotion. As such, the Compensation Committee determined to keep base salaries for the NEOs in fiscal 2021 consistent with the base salaries provided for fiscal 2020, as set forth on the table below, other than Mr. Peterson whose salary was increased from $300,000 to $400,000 in connection with his promotion to Chief Technology Officer in 2020.

Executive	Base Salary at December 31, 2020	Base Salary at December 31, 2021	Percent Increase

Lee Olesky	$770,000	$770,000	0%

Sara Furber	N/A	$500,000	N/A

Billy Hult	$660,000	$660,000	0%

Enrico Bruni	300,000 GBP	300,000 GBP	0%

Justin Peterson	$300,000	$400,000	33%

2022 Proxy Statement ● ●	35

Annual Cash Bonuses

CEO and President

Messrs. Olesky and Hult are each party to an employment agreement with TWM LLC (described further below in the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements with our Named Executive Officers”) pursuant to which the executive is entitled to an annual cash bonus based on Company performance. For calendar year 2021, Messrs. Olesky and Hult had a target bonus opportunity of $4.25 million and $3.75 million, respectively. Achievement of the annual bonus is based on TWM LLC’s attainment of certain performance goals set annually by the Compensation Committee. The Compensation Committee sets the target performance goals each year based on the budget approved by the Board the preceding quarter, reflecting a rigorous goal for the Company set to motivate the executives and drive performance. The maximum performance goals were set at a level that represented significant outperformance verses target, while thresholds were set at a level that still represented meaningful year-over-year growth. The actual amount paid to the executive can be greater or less than the target bonus depending on the extent to which these goals are achieved (or exceeded) using straight-line interpolation between target and achievement above or below, as applicable, target amounts. The total payout can range from 0% to 225% of target. For 2021, achievement of the annual bonus was based 50% on attainment of annual revenue growth targets and 50% on attainment of minimum EBITDA margin thresholds. The table below sets forth the relevant revenue growth and EBITDA margin pay-for-performance scales for calendar year 2021.

Level of Performance Achieved	Revenue Growth (50% of Bonus)	Percentage of Target Achieved(1)	EBITDA Margin (50% of Bonus)	Percentage of Target Achieved(1)

Threshold	5%	0%	46.1%	0%

Target	10.1%	100%	49.6%	100%

Maximum	14.6%	250%	50.6%	200%

(1)

For actual performance achieved between goals, percentage of target bonus achieved is calculated on a straight-line interpolation basis between threshold, target, and maximum performance, as applicable.

Based on 2021 performance, as confirmed by the Compensation Committee, the Company achieved revenue growth of 19.3% and EBITDA margin of 50.9%, resulting in 250% achievement with respect to the revenue growth portion of the annual bonus target and 200% achievement with respect to the EBITDA portion of the annual bonus target. As such, Messrs. Olesky and Hult were each entitled to a bonus at 225% of their respective target bonus amounts, as summarized in the table below.

Executive	Target Bonus Opportunity ($)	Weighted Achievement Level (% of Target)	Bonus Earned ($)

Lee Olesky	$4,250,000	225%	$9,562,500

Billy Hult	$3,750,000	225%	$8,437,500

NEOs other than the CEO and President

For calendar year 2021 performance, Ms. Furber was entitled to a guaranteed cash bonus of $700,000 pursuant to the offer letter entered into at the time of her hire, which amount was subject to increase based on her performance, as described further below in the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements with our Named Executive Officers.” The Committee authorized the Chief Executive Officer to increase Ms. Furber’s bonus in his discretion based on Ms. Furber’s performance and availability of cash from the general employee cash bonus pool (described further below).

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Messrs. Bruni and Peterson were each entitled to a cash bonus pursuant to the Company’s general employee cash bonus program for 2021. Each year the Compensation Committee approves the methodology for determining the cash bonus pool for the upcoming year for annual bonus grants to employees, including the NEOs (other than the Chief Executive Officer and President). The bonus pool is increased or decreased based on achievement of specified Company performance goals. For 2021, Company performance was based on revenue growth versus prior year achievement. For achievement above target (set at 10.1% revenue growth for 2021), the bonus pool can increase up to $0.25 per $1.00 of revenue growth. For achievement below budget, the bonus pool is targeted to decrease a minimum of $0.15 per $1.00 of revenue missed. For revenue growth above or below budget, a straight-line interpolation between target and achievement above or below, as applicable, target amounts is used to calculate the bonus amount based on full year revenue growth. The bonus pool does not have a “cap” or “floor” for achievement above or below target. Based on the 2021 performance, the Company exceeded its target with revenue growth of 19.3%.

Each of Messrs. Bruni and Peterson was eligible to receive an annual cash bonus, and Ms. Furber was eligible for an increase in her guaranteed 2021 bonus, from the bonus pool as approved by the Compensation Committee, which authorized Mr. Olesky to make adjustments to such amounts based on his reasonable assessment of the executive’s performance. The allocations of the awards from the bonus pool are based on individual considerations, including individual performance as well as Company performance as a whole. The Company does not allocate bonuses based on set metrics in order to provide for a flexible bonus program designed to reward individual accomplishments. Individual considerations may include, but are not limited to, the executive’s ability to manage expenses, operate his or her business segment within its forecasted budget and, as applicable, achieve forecasted revenue projections. Mr. Olesky recommends an initial proposed bonus allocation for each executive officer which amount is approved by the Compensation Committee, and the Compensation Committee authorizes Mr. Olesky to make such adjustments to those amounts for executive officers as he deems appropriate based on an executive officer’s performance and the remainder of cash left in the general bonus pool. The Company’s overall performance in fiscal 2021 has continued to be strong and exceeded target goals. As noted above, the Company achieved excellent financial performance outcomes, which we believe are strongly linked to the skills and dedication of our executive leadership team, including the NEOs. This resulted in a bonus pool above the target pool. In addition to the Company’s strong financial performance, individual considerations when allocating bonuses for 2021 included, but were not limited to, (i) for Mr. Peterson, his increased responsibilities as a result of his promotion to Chief Technology Officer, (ii) for Mr. Bruni, his management of the Company’s international business, which continues to be an increasingly significant portion of the Company’s overall revenue, and (iii) for Ms. Furber, her strong performance and ability to deliver immediate results following her hire.

In light of their individual performance, each of Messrs. Bruni and Peterson and Ms. Furber received final bonus amounts as reflected in the table below with respect to performance for calendar year 2021. The final bonuses for each individual were approved by the Compensation Committee, or, for Ms. Furber, as set forth in her offer letter, and adjusted by the Chief Executive Officer as described above.

Executive	Final Bonus Earned

Sara Furber	$ 800,000

Enrico Bruni	$1,946,427

Justin Peterson	$1,350,000

Mr. Warshaw remained entitled to an annual bonus following his transition from the Chief Financial Officer position, with a minimum agreed annual bonus of $1,000,000 for the 2021 fiscal year (which amount is commensurate with amounts paid to Mr. Warshaw in prior years), which is the amount ultimately received by Mr. Warshaw for 2021.

We believe that the above annual cash bonus programs are important incentive tools for motivating achievement of the Company’s goals for the forthcoming fiscal year. We do not provide for guaranteed bonus payouts (with the exception of the cash bonus paid with respect to 2021 service for Ms. Furber for her first year of employment, a portion of which was guaranteed).

2022 Proxy Statement ● ●	37

Long-Term Equity Incentives

Omnibus Equity Incentive Plan

The main objectives of our long-term equity incentive program are to: (1) incentivize our executives to work toward the achievement of both our short- and long-term performance goals, (2) provide competitive compensation opportunities in order to attract and retain key individuals, (3) promote retention of executives through multi-year vesting periods, and (4) create strong alignment with stockholders’ interests by fostering an “ownership mentality” among our executives. We believe these objectives are accomplished through the equity compensation program described below.

Each year the Compensation Committee establishes an aggregate pool for equity awards to be granted to employees for that year. The Compensation Committee then allocates awards under that pool to the Chief Executive Officer and President based on the executive’s performance for the prior year. For all other NEOs, allocations are made based on the recommendation of the Chief Executive Officer based on the executive’s performance for the prior year, and in consideration of their annual bonus amounts for such year, but are subject to Compensation Committee approval in all cases. For 2021, these awards included performance-based restricted stock units (“PRSUs”) and time-vesting restricted stock units (“RSUs”) under the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (the “Equity Plan”), the material terms of which are described below.

With respect to the PRSUs, each year the Compensation Committee establishes performance goals for the applicable plan year and the number of PRSUs earned is based on the extent to which the performance goals are achieved (the “Performance Modifier”). The Performance Modifier is based on Company performance for that initial year of grant. Once the Performance Modifier is set and the award is earned, there is a two year additional vesting period, with the final vesting date being on January 1 following the third calendar year in which the award is first outstanding. The Performance Modifier is applied to all vested PRSUs at the time of settlement, which occurs on the first trading day following vesting of the award.

The Performance Modifier for PRSU grants made in calendar year 2021 was based 50% on revenue growth and 50% on EBITDA margin. The table below displays the relevant EBITDA margin and revenue growth goals for calendar year 2021, and potential achievement of a Performance Modifier ranging from 0% to 200%. We believe that EBITDA margin and revenue growth are the most precise and reliable indicators of Company performance, and therefore consider them the most relevant for purposes of establishing performance goals for executive compensation. Our intention is to establish rigorous performance goals for the Company set to motivate the executives and drive performance above budget. The maximum performance goals for PRSUs were set at a level that represented significant outperformance versus budget, while thresholds were set at a level that still represented meaningful year-over-year growth. These performance goals are set based on a one-year period to ensure executives are motivated on a year-to-year basis. The Compensation Committee has determined that it would be difficult to set effective goals more than one year out due to the nature of the Company’s growth and expansion of the business into other markets (including internationally). Setting performance goals each year provides the Company flexibility to alter thresholds each year based on outperformance of budget, to reflect changing needs and growth of the Company, and to ensure executives remain engaged and motivated. While financial performance is measured on a one-year period, awards still continue to vest for a two-year period after financial performance is determined and remain tied to our stock performance over that time period, ensuring that executives’ interests are still aligned with those of our stockholders over the long-term.

Level of Performance Achieved	Revenue Growth (50% of Performance Modifier)	EBITDA Margin (50% of Performance Modifier)	Percentage of Target PRSUs Earned(1)

Threshold	5%	46.1%	0%

Target	10.1%	49.6%	100%

Maximum	13.1%	50.6%	200%

(1)	For actual performance achieved between goals, percentage of target PRSUs earned is calculated on a straight-line interpolation basis between threshold, target, and maximum performance, as applicable.

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Based on 2021 performance, as confirmed by the Compensation Committee, the Company achieved revenue growth of 19.3% and EBITDA margin of 50.9%, resulting in the maximum Performance Modifier of 200% for the 2021 PRSUs.

PRSUs granted to the NEOs are settled exclusively in Shares, less any withholding and employment taxes associated with the settlement of the PRSUs. In addition, the PRSUs accumulate dividend equivalent rights in respect of any dividends paid on Shares (on a one Share to one PRSU basis) from January 1 of the applicable calendar year in which the relevant award was granted through the relevant vesting date. To the extent the PRSUs that gave rise to any dividend equivalent right are forfeited upon a termination, those dividend equivalent rights will be forfeited. Dividend equivalent rights accumulated and not forfeited are added to, and are paid at the same time and in the same form as, payments in respect of the related PRSUs as set forth above.

The RSUs vest annually over three years (1/3 per year) from the date of grant contingent on the executive’s continued employment on the applicable vesting date. The RSUs also settle in Shares on the first trading date following the date of vesting and accumulate dividend equivalent rights from the date of grant.

The table below sets forth the PRSUs and RSUs granted to the NEOs in 2021. Executives were awarded a grant value by the Compensation Committee, as described above, which was based on the closing price on the date prior to the date of grant. The PRSUs listed below are based on a 100% Performance Modifier, which was the target achievement at the time of grant.

Executive	2021 PRSUs(1)	Value of PRSUs at Time of Grant(2)	2021 RSUs(1)	Value of RSUs at Time of Grant(2)	Aggregate Value of PRSUs & RSUs at Time of Grant(2)

Lee Olesky	29,665	$2,200,000	29,665	$2,200,000	$4,400,000

Robert Warshaw(3)	5,865	$ 435,000	5,865	$ 435,000	$ 870,000

Billy Hult	24,844	$1,842,500	24,844	$1,842,500	$3,685,000

Enrico Bruni	9,439	$ 700,000	9,439	$ 700,000	$1,400,000

Justin Peterson	7,416	$ 550,000	10,113	$ 750,000	$1,300,000

(1)	2021 PRSUs and RSUs were granted based on a closing price of $74.16 on the trading day prior to the date of grant.

(2)

Grant values shown above will be different from the values shown in the Summary Compensation Table and Grants of Plan-Based Awards tables based on the fair value on grant date in accordance with FASB ASC Topic 718.

(3)	Robert Warshaw received a grant of PRSUs and RSUs prior to the announcement of his departure in August.

Sara Furber did not commence employment with the Company until September 2021 and thus did not receive equity incentive awards at the same time as the other NEOs. Rather, pursuant to the offer letter entered into in connection with the commencement of her employment, in consideration of Ms. Furber’s forfeiture of certain deferred long-term incentive compensation provided by her previous employer (“Existing Awards”), the Company agreed to provide Ms. Furber with a special equity grant that was intended to be comparable to her Existing Awards. As such, Ms. Furber received additional equity awards shortly following her commencement of employment with the Company, including a mix of PRSUs and RSUs, as described further below in the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements with our Named Executive Officers.”

All of the PRSUs and RSUs awarded to our NEOs provide for accelerated vesting upon the occurrence of certain events, such as certain terminations of employment or a change in control, as described below in the section titled “Potential Payments upon Termination or Change in Control.” For a description of PRSUs and RSUs that are currently outstanding under the Equity Plan, see the table titled “Outstanding Equity Awards at Fiscal Year-End.”

We believe that the mix of PRSUs and RSUs granted to our NEOs directly correlates to our compensation objectives and philosophy. The PRSUs encourage strong alignment with stockholders’ interest in growth given that they are directly tied to EBITDA margin and revenue growth, and both the PRSUs and RSUs support retention and stock price alignment by allowing award recipients the opportunity to receive Company stock if they are still employed by us on the date the award vests.

2022 Proxy Statement ● ●	39

Legacy Equity Plans — Options and PRSUs

Each NEO, other than Ms. Furber, continues to hold outstanding awards under our pre-IPO plans (which were amended and restated at the time of our IPO), including the Amended and Restated Tradeweb Markets Inc. 2018 Share Option Plan (previously the TWM LLC 2018 Share Option Plan) (the “Option Plan”) and the Amended & Restated Tradeweb Markets Inc. PRSU Plan (previously the TWM LLC PRSU Plan) (the “PRSU Plan”).

Each NEO (other than Ms. Furber) was granted options to purchase Shares (the “Options”) under the Option Plan on October 26, 2018. Each Option was granted with the following vesting provisions: (i) 50% of the Option vests ratably over a four-year vesting period based on continued employment (the “Time-Based Portion”), and (ii) 50% of the Option vests based on satisfying certain performance conditions (the “Performance-Based Portion”), as further described below. The Time-Based Portion is currently fully vested for each NEO as a result of accelerated vesting upon the Company’s IPO. For the Performance-Based Portion, (i) 50% is eligible to vest in four equal annual installments based on achievement of Company EBITDA growth targets for 2018, 2019, 2020 and 2021, and (ii) 50% is eligible to vest in four equal annual installments based on the Company’s achievement of certain revenue growth targets for each of 2018, 2019, 2020 and 2021 (the “Revenue-Based Portion”). If at least 80% of the applicable revenue growth target is achieved for a given year, the Revenue-Based Portion will vest as to 0%, based on 80% achievement of target, and 100%, based on full achievement of target. For performance achievement between 80% and 100% of target, the Revenue-Based Portion will vest based on straight-line interpolation from 0% to 100%. To the extent the relevant EBITDA targets and revenue targets are not achieved for any calendar year, the portion of the Performance-Based Portion eligible to become vested for such year shall become vested the first time the relevant EBITDA and revenue targets are fully achieved in a later year, if at all.

Vesting of the Performance-Based Portion in respect of calendar year 2021 was based on achievement of a: (A) gross revenue target of $837.786 million (representing 6.6% growth over the 2020 gross revenue target of $785.916) and (B) EBITDA target of $318.545 million (representing 8.2% growth over the 2020 EBITDA target of $294.404). The Company exceeded each of its performance goals for 2021 with an actual gross revenue of $1,076.477 million and $495.666 million EBITDA achievement. The Performance-Based Portion is therefore 100% vested following 2021 performance.

In addition, each NEO (other than Ms. Furber) was granted PRSUs in 2019 under the PRSU Plan which remained outstanding as of the end of fiscal year 2021. The PRSUs granted under the PRSU Plan were subject to terms similar to those granted under the Equity Plan, as described above. Outstanding PRSUs granted under the PRSU Plan vested on January 1, 2022 and are fully settled as of the date hereof.

For more information on the outstanding Options and PRSUs granted under the Option Plan and PRSU Plan, please see the table titled “Outstanding Equity Awards at Fiscal Year-End.”

Retirement Plans

The Company maintains a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees, including matching contributions. Each of Messrs. Olesky, Furber, Warshaw, Hult and Peterson were eligible to participate in the 401(k) Plan on the same terms as other participating employees in 2021. Mr. Bruni is eligible to participate in the Company’s contributory pension scheme for employees located in Europe on the same terms as other participating employees.

Perquisites and Other Personal Benefits

The Company provides the NEOs with perquisites and other personal benefits, or an allowance for certain perquisites, that it believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key individuals. Such perquisites and benefits include (i) financial planning services, (ii) executive life insurance, (iii) group life insurance, (iv) executive long-term disability insurance, (v) excess liability insurance, and (vi) reimbursement for annual club membership dues.

Clawbacks

The Company maintains a clawback policy which applies to all executive officers (including the NEOs), certain senior managers, and other designated employees of the Company and its subsidiaries. The purpose

40	● ● Tradeweb ●

of the policy is to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The policy provides that, in the event the Company is required to prepare an accounting restatement of its financial statements, the Company will make a reasonable attempt to recover the portion of the incentive compensation that was improperly paid to the officer or other employee during the three most recently completed fiscal years based on the erroneous data. Separately, if it is determined that an officer or other employee covered by the policy has intentionally engaged in misconduct, fraud or other illegal conduct, which contributed to the circumstances requiring an accounting restatement, and the Compensation Committee determines it would be appropriate to seek recovery under the policy, the Company will make a reasonable attempt to recover part or all of the incentive compensation (as described in the policy) that was paid to the relevant officer or other employee during the three most recently completed fiscal years.

Securities Trading Policy

To ensure alignment of the interests of our stockholders and executive officers, including our NEOs, as well as compliance with applicable securities laws, the Company’s Securities Trading Policy (i) prohibits all employees from engaging in transactions involving the Company’s stock based on material non-public information or communicating material non-public information to any person who uses that information to purchase or sell Company securities, and (ii) requires directors, executive officers (including the NEOs) and certain other designated employees (as identified in the Securities Trading Policy) to preclear any trading in Company securities, whether or not during an open trade window (except that such policies shall not apply to the exercise of options not involving a market sale to generate cash to pay the exercise price, the vesting of restricted stock or restricted stock unit awards or transactions in accordance with a previously established trading plan that meets SEC requirements). In addition, as part of our Securities Trading Policy, (i) directors, officers or employees and certain other covered persons (as identified in the Securities Trading Policy), whether or not he or she possesses material non-public information, may not trade in options, warrants, puts, calls or similar instruments on the Company’s securities or engage in short shares, (ii) no directors, officers or employees may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities, and (iii) no directors, officers or employees, whether or not in possession of material non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (“Section 162(m)”), a publicly held corporation generally is limited to a $1 million annual tax deduction for compensation paid to each of its “covered employees.” The Company has historically taken the position that, as a result of its corporate structure, the deduction limitation imposed by Section 162(m) does not apply to its employees who are employed by TWM LLC or its subsidiaries. However, on December 18, 2020, the Treasury Department released final regulations under Section 162(m) (the “Final Regulations”) that provide that, generally, subject to certain exceptions, when a publicly held corporation (such as the Company) holds a partnership interest (such as our interest in TWM LLC), the corporation must take into account its distributive share of the partnership’s deduction for compensation paid to covered employees of the corporation. These new rules do not apply to compensation that is “grandfathered” under special transition rules for compensation paid in 2020 or that is paid pursuant to a written binding contract that was in effect on December 20, 2019, which is not materially modified or renewed or cancelable by the company after that date. Separately, companies that had an IPO prior to December 2019 can rely on an exception to Section 162(m) for newly public companies (the “Transition Rule”).

2022 Proxy Statement ● ●	41

By virtue of the Final Regulations, our equity awards granted through 2019 will qualify as grandfathered awards, but compensation related to equity awards granted after 2019 and related to future equity awards, along with cash compensation starting in December 2022 (as a result of the Transition Rule), paid to those of our employees considered “covered employees” will be subject to the compensation deduction limitations under Section 162(m). Going forward, while it is only one of many factors, the Compensation Committee will consider the impact of Section 162(m) on its compensation arrangements, and it is anticipated that the Compensation Committee will, in its discretion and when it deems appropriate, enter into compensation arrangements with those employees considered “covered employees” under which payments may not be fully deductible under Section 162(m).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors, reviewed and had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above and, based upon our review, we recommended to the Board that the Compensation Discussion and Analysis be included in this report.

The Compensation Committee

John Finley Scott Ganeles Paula Madoff

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Summary Compensation Table

The following table sets forth the compensation paid to the NEOs that is attributable to services performed during fiscal years 2019, 2020, and 2021, as required.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Lee Olesky Chief Executive Officer	2021	770,000	—	4,399,913	9,562,500	39,154	14,771,567
	2020	770,000	—	3,999,956	7,500,000	43,038	12,312,994
	2019	770,000	—	3,392,000	7,000,000	48,498	11,210,498

Sara Furber Chief Financial Officer
	2021	159,295	800,000	3,946,830	—	210	4,906,335

Robert Warshaw Former Chief Financial Officer	2021	400,000	1,000,000	869,897	—	38,108	2,308,005
	2020	400,000	980,000	814,948	—	26,242	2,221,190

Billy Hult President	2021	660,000	—	3,684,862	8,437,500	43,417	12,825,779
	2020	660,000	—	3,349,972	6,700,000	44,700	10,754,672
	2019	660,000	—	2,830,000	6,234,000	45,301	9,769,301

Enrico Bruni Managing Director, Head of Europe and Asia Business(5)	2021	384,750	1,946,427	1,399,992	—	45,201	3,776,370
	2020	382,890	1,837,500	1,249,982	—	44,277	3,514,649
	2019	392,123	1,719,182	500,000	—	35,976	2,647,281

Justin Peterson Chief Technology Officer	2021	375,000	1,350,000	1,299,951	—	37,333	3,062,284
	2020	300,000	1,210,000	999,970	—	37,423	2,547,393

(1)

Messrs. Warshaw, Bruni and Peterson each received an annual bonus as described above in the section titled “Fiscal 2021 Compensation Program in Detail — Annual Cash Bonuses.” Ms. Furber received a guaranteed cash bonus of $700,000 (which the Company increased to $800,000 in its discretion, as described above in the section titled “Fiscal 2021 Compensation Program in Detail — Annual Cash Bonuses”) pursuant to an offer letter entered into in connection with the commencement of her employment as described in the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements with our Named Executive Officers.”

(2)

The amounts included in the “Stock Awards” column represent the grant date fair value of PRSU awards and RSU awards computed in accordance with FASB ASC Topic 718. Details and assumptions used in calculating the grant date fair value of the PRSU and RSU awards may be found in Note 13 — Stock-Based Compensation Plans to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The grant date fair value of PRSU awards included in this column for each executive is based on target performance. The table below sets forth the grant date fair value of the PRSUs based on both target and maximum performance. Following finalization of the Company’s audited financials for the fiscal year ended December 31, 2021, the highest level of performance conditions was in fact confirmed as having been achieved by the Compensation Committee.

Executive	PRSU Grant Date Fair Value Based on Target Achievement ($)	PRSU Grant Date Fair Value Based on Maximum Achievement ($)

Lee Olesky	2,199,956	4,399,913

Sara Furber	344,931	689,861

Robert Warshaw	434,948	869,897

Billy Hult	1,842,431	3,684,862

Enrico Bruni	699,996	1,399,992

Justin Peterson	549,971	1,099,941

2022 Proxy Statement ● ●	43

(3)

The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect Messrs. Olesky and Hult’s annual performance bonuses earned, which amounts are based on performance goals set by the Compensation Committee as described above in the section titled “Fiscal 2021 Compensation Program in Detail — Annual Cash Bonuses,” and to which they are entitled pursuant to their respective employment agreements.

(4)

The amounts included in the “All Other Compensation” column for fiscal year 2021 represent (A) for all executives other than Mr. Bruni and Ms. Furber, (i) financial planning services, (ii) executive life insurance, (iii) group life insurance, (iv) matching contributions to the Company’s 401(k) plan, (v) executive long-term disability insurance, (vi) excess liability insurance (other than Mr. Hult), and (vii) for Mr. Hult, annual club membership dues; (B) for Ms. Furber, group life insurance only; and (C) for Mr. Bruni, (i) annual club membership dues and (ii) contributions to and payments in respect of a contributory pension scheme in which he participates in an amount equal to $38,603 in the aggregate. The value of any dividend equivalent rights accrued in respect of PRSU grants to the NEOs are not included in the “All Other Compensation” column because those amounts were factored into the grant date fair value for the relevant PRSU grants.

(5)	Amounts included in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Bruni for 2021 were received in pounds and are reflected in U.S. dollars based on a conversion rate of 1.2825.

Grants of Plan-Based Awards

The following table summarizes the awards granted to each of the NEOs during the fiscal year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum(#)(2)	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards ($)(4)

Lee Olesky	—	0	4,250,000	9,562,500	—	—	—	—	—
	3/15/21	—	—	—	—	—	—	29,665	2,199,956
	3/15/21	—	—	—	0	29,665	59,330	—	2,199,956

Sara Furber	10/01/21	—	—	—				44,589	3,601,899
	10/01/21	—	—	—	0	4,270	8,540		689,861

Robert Warshaw	3/15/21	—	—	—	—		—	5,865	434,948
	3/15/21	—	—	—	0	5,865	11,730	—	434,948

Billy Hult	—	0	3,750,000	8,437,500	—	—	—	—	—
	3/15/21	—	—	—	—	—	—	24,844	1,842,431
	3/15/21	—	—	—	0	24,844	49,688	—	1,842,431

Enrico Bruni	3/15/21	—	—	—	—	—	—	9,439	699,996
	3/15/21	—	—	—	0	9,439	18,878	—	699,996

Justin Peterson	3/15/21	—	—	—	—	—	—	10,113	749,980
	3/15/21	—	—	—	0	7,416	14,832	—	549,970

(1)

Represents the target amounts payable for each of Messrs. Olesky and Hult pursuant to the bonus plans provided for in their respective employment agreements, as further described above in the section titled “Fiscal 2021 Compensation Program in Detail — Annual Cash Bonuses.”

(2)

Represents the PRSUs granted to the NEOs under the Equity Plan, including the maximum number of shares to be awarded in the event of a 200% Performance Modifier, as further described above in the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives.”

(3)	Represents RSUs granted under the Equity Plan, as further described above in the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives.”

44	● ● Tradeweb ●

(4)

The amounts included in this column represent the grant date fair value of PRSU and RSU awards computed in accordance with FASB ASC Topic 718. Details and assumptions used in calculating the grant date fair value of the PRSU and RSU awards may be found in Note 13 — Stock-Based Compensation Plans to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December  31, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with our Named Executive Officers

Messrs. Olesky and Hult are each party to an employment agreement with TWM LLC. Ms. Furber is party to an offer letter with the Company. Mr. Bruni is party to an employment agreement with Tradeweb Europe Ltd (“TW Europe”). The other NEOs are not party to any employment agreement.

Mr. Olesky — Chief Executive Officer

TWM LLC is party to an employment agreement with Mr. Olesky for the position of Chief Executive Officer of TWM LLC. For as long as he is Chief Executive Officer, Mr. Olesky is entitled to be a member of the Board. Mr. Olesky’s employment agreement provides for one-year terms with automatic one-year extensions unless either TWM LLC or Mr. Olesky provides written notice of intent not to renew at least 90 days prior to the expiration of the then-applicable term. He is entitled to a base salary of $770,000 per year, subject to increase at the discretion of the Board and/or the compensation committee of the Board. Mr. Olesky is also eligible to participate in an annual bonus plan, described above in the section titled “Fiscal 2021 Compensation Program in Detail – Annual Cash Bonuses.” Mr. Olesky is also entitled to participate in TWM LLC’s executive employee benefit plans, including its equity-based plans, and is entitled to six weeks of paid vacation annually.

Mr. Olesky’s employment agreement subjects Mr. Olesky to the following restrictive covenants: (i) non-solicitation of employees of TWM LLC and non-interference with customers and clients of TWM LLC during employment and the Non-Solicitation Period (as defined below); (ii) non-competition during employment and the CEO Non-Competition Period (as defined below); and (iii) perpetual non-disclosure of confidential information. The “CEO Non-Competition Period” means (x) in the event of a termination without Cause or resignation for Good Reason, eighteen (18) months following termination; and (y) in the event of a termination for any other reason, twelve (12) months following termination; provided, that, in the event Mr. Olesky resigns without Good Reason, Mr. Olesky’s service as a non-executive director or in a similar capacity with respect to a Restricted Enterprise (as defined in his employment agreement) is not deemed to be a violation of the noncompetition restriction, unless the Restricted Enterprise is ICAP, MarketAxess, IHS Markit or Bloomberg, in which case such service is not permitted for six (6) months following termination. “Cause” and “Good Reason” as defined in Mr. Olesky’s employment agreement are described below under the section titled “Potential Payments upon Termination or Change in Control.” The “Non-Solicitation Period” means, (x) in the event of a termination without Cause or resignation for Good Reason, eighteen (18) months following termination; and (y) in the event of a termination for any other reason, twelve (12) months following termination.

Mr. Hult — President

TWM LLC is party to an employment agreement with Mr. Hult for the position of President of TWM LLC. For as long as he is President, Mr. Hult is entitled to be a member of the Board. Mr. Hult’s employment agreement provides for one-year terms with automatic one-year extensions unless either TWM LLC or Mr. Hult provides written notice of intent not to renew at least 90 days prior to the expiration of the then-applicable term. He is entitled to a base salary of $660,000 per year, subject to increase at the discretion of the Board and/or the compensation committee of the Board. Mr. Hult is also eligible to participate in an annual bonus plan, as described above in the section titled “Fiscal 2021 Compensation Program in Detail – Annual Cash Bonuses.” Mr. Hult is also entitled to participate in TWM LLC’s executive employee benefit plans, including equity-based plans, and is entitled to six weeks of paid vacation annually.

Mr. Hult’s employment agreement subjects Mr. Hult to the following restrictive covenants: (i) non-solicitation of employees of TWM LLC and non-interference with customers and clients of TWM LLC

2022 Proxy Statement ● ●	45

during employment and the Non-Solicitation Period; (ii) non-competition during employment and the President Non-Competition Period (as defined below); and (iii) perpetual non-disclosure of confidential information. The “President Non-Competition Period” means (x) in the event of a termination without Cause or resignation for Good Reason, eighteen (18) months following termination; and (y) in the event of a termination for any other reason, twelve (12) months following termination. “Cause” and “Good Reason” as defined in Mr. Hult’s employment agreement are described below under the section titled “Potential Payments upon Termination or Change in Control.”

Each of Mr. Olesky and Mr. Hult’s employment agreements also provide for severance upon certain terminations of employment, as described below under the section titled “Potential Payments upon Termination or Change in Control.”

Ms. Furber — Chief Financial Officer

Ms. Furber is party to an offer letter with the Company pursuant to which she is entitled to guaranteed total compensation for the 2021 calendar year in a minimum annualized amount equal to $3,500,000. This amount consists of (A) an annual base salary of $500,000, pro-rated for the partial calendar year, plus (B) a minimum full-year cash bonus of $700,000 (the “Guaranteed Bonus”), subject to her continued employment at the time annual bonuses are paid, plus (C) an equity-based award with a grant date fair value of $2,300,000, to be awarded in 2022 in the ordinary course (the “CFO Equity Award”). For 2021, the offer letter provided that the Company may choose to pay amounts in excess of the Guaranteed Bonus and CFO Equity Award amounts noted above based on the performance of Ms. Furber and the Company. Ms. Furber’s 2021 bonus was increased from $700,000 to $800,000 as described above in the section titled “Fiscal 2021 Compensation Program in Detail – Annual Cash Bonuses.” Ms. Furber will be entitled to bonuses in future years in the Company’s discretion, and is also entitled to standard employee benefits.

In addition, in consideration of Ms. Furber’s forfeiture of certain deferred long-term incentive compensation provided by her previous employer (“Existing Awards”), the Company agreed to provide Ms. Furber with a special equity grant that was intended to be comparable to her Existing Awards. As such, Ms. Furber received additional equity awards following her commencement of employment with the Company including (A) 19,350 RSUs, which will vest on March 31, 2022, (B) 16,672 RSUs which will vest on March 31, 2023, (C) 4,270 PRSUs, which will vest on January 1, 2024, (D) 4,948 RSUs, which will vest on March 31, 2024, and (E) 3,619 RSUs, which will vest on March 31, 2025. Ms. Furber was also required to sign a restrictive covenant agreement that includes covenants of nondisclosure of confidential information, noncompetition and nonsolicitation.

Mr. Bruni — Managing Director, Head of Europe and Asia Business

Mr. Bruni is party to an employment agreement with TW Europe, dated as of November 27, 2002. Mr. Bruni’s employment agreement provides for base salary (to be reviewed annually), eligibility to participate in bonus schemes as determined by the Company, membership in the company’s contributory pension scheme, and membership in additional employee benefit plans. Mr. Bruni is entitled to four weeks’ notice prior to a termination without cause, plus an additional week’s notice for each year of employment in excess of two years, up to a maximum of 12 weeks’ notice. TW Europe is permitted to make a payment of his basic salary in lieu of notice. The severance entitlement in Mr. Bruni’s employment agreement is superseded by the Company’s executive severance policy, as described below under the section titled “Potential Payments upon Termination or Change in Control—Severance Policy.” Mr. Bruni is also subject to restrictive covenants in his equity award agreements granting him PRSUs and RSUs including non-competition and non-solicitation of clients and employees during the one-year period following his termination.

46	● ● Tradeweb ●

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards held by each of the NEOs as of the fiscal year ended December 31, 2021.

Name	Year of Grant	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options(1) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(2) ($)

Lee Olesky	2018	138,164	(3)	—	845,411	20.59	10/26/28	—		—
	2019	—		—	—	—	—	298,526	(4)	29,894,394	(5)
	2020	—		—	—	—	—	154,359	(6)	13,740,009	(5)
	2021	—		—	—	—	—	88,995	(7)	8,911,959	(5)

Sara Furber	2021	—		—	—	—	—	53,129	(8)	5,320,338	(9)

Robert Warshaw	2018	—		—	66,426	20.59	10/26/28	—		—
	2019	—		—	—	—	—	22,004	(4)	2,203,481	(10)
	2020	—		—	—	—	—	31,449	(11)	2,799,414	(10)
	2021							17,595	(12)	1,761,963	(10)

Billy Hult	2018	—		—	452,900	20.59	10/26/28	—		—
	2019	—		—	—	—	—	249,102	(4)	24,945,074	(13)
	2020	—		—	—	—	—	129,276	(14)	11,507,288	(13)
	2021							74,532	(15)	7,463,634	(13)

Enrico Bruni	2018	86,232		—	81,522	20.59	10/26/28	—		—
	2019	—		—	—	—	—	44,004	(4)	4,406,561	(16)
	2020	—		—	—	—	—	48,237	(17)	4,293,703	(16)
	2021							28,317	(18)	2,835,664	(16)

Justin Peterson	2018	32,124		—	66,426	20.59	10/26/28	—		—
	2019	—		—	—	—	—	35,204	(4)	3,525,329	(19)
	2020	—		—	—	—	—	38,589	(20)	3,434,902	(19)
	2021							24,945	(21)	2,497,992	(19)

(1)

Represents the unvested portion of Options granted to the NEOs on October 26, 2018, as of December 31, 2021 under the Option Plan. Such Options vest based on satisfying certain performance conditions, including achievement of EBITDA growth and revenue growth targets, for calendar year 2021. On February 24, 2022 the performance goals in respect of 2021 were deemed achieved and the amount reflected above became vested. For additional information on the vesting terms applicable to the Options, see the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives.”

(2)	Based on the per-share closing market price of the Company’s common stock on December 31, 2021, which was $100.14.

(3)	Includes 138,164 options transferred by Mr. Olesky to The Lee Olesky 2019 Family Trust U/A/D March 21, 2019 (“The Family Trust”). Mr. Olesky and his wife are the co-trustees of The Family Trust.

(4)	Represents PRSUs which vested in full on January 1, 2022.

(5)

Mr. Olesky has accrued dividend equivalent rights in respect of his grants of PRSUs and RSUs valued at (i) $486,597 for 2019 awards, (ii) $85,069 for 2020 awards, and (iii) $26,105 for 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

2022 Proxy Statement ● ●	47

(6)

Represents (i) 102,906 PRSUs which will vest on January 1, 2023, and (ii) 51,453 RSUs which will vest (or vested) in equal installments on March 17 of each of 2021, 2022 and 2023, subject in each case to continued employment on each applicable vesting date.

(7)

Represents (i) 59,330 PRSUs which will vest on January 1, 2024, and (ii) 29,665 RSUs which will vest (or vested) in equal installments on March 15 of each of 2022, 2023 and 2024, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(8)

Represents (i) 19,350 RSUs which will vest on March 31, 2022, (ii) 16,672 RSUs which will vest on March 31, 2023, (iii) 8,540 PRSUs, which will vest on January 1, 2024, (iv) 4,948 RSUs, which will vest on March 31, 2024, and (v) 3,619 RSUs, which will vest on March 31, 2025, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(9)

Ms. Furber has accrued dividend equivalent rights in respect of her grants of PRSUs and RSUs valued at $4,250 for her 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

(10)

Mr. Warshaw has accrued dividend equivalent rights in respect of his grants of PRSUs and RSUs valued at (i) $35,867 for 2019 awards, (ii) $17,332 for 2020 awards, and (iii) $5,161 for 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

(11)

Represents (i) 20,966 PRSUs which will vest on January 1, 2023, and (ii) 10,483 RSUs which will vest (or vested) in equal installments on March 17 of each of 2021, 2022 and 2023, subject in each case to continued employment on each applicable vesting date.

(12)

Represents (i) 11,730 PRSUs which will vest on January 1, 2024, and (ii) 5,865 RSUs which will vest (or vested) in equal installments on March 15 of each of 2022, 2023 and 2024, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(13)

Mr. Hult has accrued dividend equivalent rights in respect of his grants of PRSUs and RSUs valued at (i) $406,036 for 2019 awards, (ii) $71,245 for 2020 awards, and (iii) $21,863 for 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

(14)

Represents (i) 86,184 PRSUs which will vest on January 1, 2023, and (ii) 43,092 RSUs which will vest (or vested) in equal installments on March 17 of each of 2021, 2022 and 2023, subject in each case to continued employment on each applicable vesting date.

(15)

Represents (i) 49,688 PRSUs which will vest on January 1, 2024, and (ii) 24,844 RSUs which will vest (or vested) in equal installments on March 15 of each of 2022, 2023 and 2024, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(16)

Mr. Bruni has accrued dividend equivalent rights in respect of his grants of PRSUs and RSUs valued at (i) $71,727 for 2019 awards, (ii) $26,584 for 2020 awards, and (iii) $8,306 for 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

(17)

Represents (i) 32,158 PRSUs which will vest on January 1, 2023, and (ii) 16,079 RSUs which will vest (or vested) in equal installments on March 17 of each of 2021, 2022 and 2023, subject in each case to continued employment on each applicable vesting date.

(18)

Represents (i) 18,878 PRSUs which will vest on January 1, 2024, and (ii) 9,439 RSUs which will vest (or vested) in equal installments on March 15 of each of 2022, 2023 and 2024, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(19)

Mr. Peterson has accrued dividend equivalent rights in respect of his grants of PRSUs and RSUs valued at (i) $57,383 for 2019 awards, (ii) $21,267 for 2020 awards, and (iii) $7,173 for 2021 awards. These dividend equivalent rights are to be paid at the time the underlying award settles.

(20)

Represents (i) 25,726 PRSUs which will vest on January 1, 2023, and (ii) 12,863 RSUs which will vest (or vested) in equal installments on March 17 of each of 2021, 2022 and 2023, subject in each case to continued employment on each applicable vesting date.

(21)

Represents (i) 14,832 PRSUs which will vest on January 1, 2024, and (ii) 10,113 RSUs which will vest (or vested) in equal installments on March 15 of each of 2022, 2023 and 2024, subject in each case to continued employment on each applicable vesting date. PRSUs reflect the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

48	● ● Tradeweb ●

Options Exercised and Stock Vested

The following table summarizes the option exercises and stock vested by each of the NEOs during the fiscal year ended December 31, 2021.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)

Lee Olesky	2,613,911	156,288,646	232,148	14,318,300

Sara Furber	—	—	—	—

Robert Warshaw	69,275	4,151,952	28,991	1,804,331

Billy Hult	1,162,788	68,378,306	193,619	11,942,646

Enrico Bruni	354,419	19,626,857	49,066	3,047,103

Justin Peterson	150,000	9,745,485	47,989	2,968,751

(1)

This column represents the value realized upon exercise of options during 2021, which was calculated based on the difference between the market price of Tradeweb common stock at the time of exercise and the exercise price of the option.

(2)

This column represents shares in respect of PRSUs granted in 2018 and settled in 2021 and RSUs granted in 2020 and settled in 2021, including dividends accrued and paid in shares. The total net after-tax number of shares of Tradeweb common stock received from the vesting and settlement of the PRSUs was 112,080 for Mr. Olesky, 15,382 for Mr. Warshaw, 86,233 for Mr. Hult, 23,151 for Mr. Bruni and 22,806 for Mr. Peterson. The total net after-tax number of shares of Tradeweb common stock received from the vesting and settlement of the RSUs was 8,058 for Mr. Olesky, 1,789 for Mr. Warshaw, 6,748 for Mr. Hult, 2,852 for Mr. Bruni and 2,013 for Mr. Peterson.

(3)	The amounts in this column represent the aggregate dollar value realized upon settlement of PRSUs and RSUs in 2021.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Pursuant to the terms of their employment agreements, each of Messrs. Olesky and Hult are entitled to receive certain payments in connection with certain termination events.

In the event that (i) Mr. Olesky or Mr. Hult is terminated by TWM LLC without Cause (as defined below), (ii) Mr. Olesky or Mr. Hult resigns for Good Reason (as defined below), or (iii) TWM LLC elects not to renew Mr. Olesky’s or Mr. Hult’s employment agreement prior to any renewal term and Mr. Olesky or Mr. Hult’s employment agreement and Mr. Olesky’s or Mr. Hult’s employment is terminated, each of Mr. Olesky and Mr. Hult are entitled to the following: (A) continuation of their base salary for eighteen (18) months following termination, (B) the average annual bonus earned by the executive for the two calendar years ending immediately prior to the year of termination, payable in equal installments over eighteen (18) months, (C) a pro rata bonus for the year of termination based on actual TWM LLC performance for the year of termination, payable at the time when bonuses are otherwise paid, (D) (x) for Mr. Olesky, continuation of healthcare benefits provided by TWM LLC generally to its active senior executive officers, including employee contributions, until Mr. Olesky reaches age 65, or, if not permitted by applicable law, private health insurance on substantially similar terms and conditions, and (y) for Mr. Hult, continuation of healthcare benefits for eighteen (18) months, and (E) any earned but unpaid base salary, accrued vacation pay and unreimbursed business expenses and other benefits payable in accordance with TWM LLC policies. Payment of the severance benefits described above is subject to each of Mr. Olesky’s and Mr. Hult’s continued compliance with the restrictive covenants included in the applicable employment agreement, and their execution of a release of claims.

In the event that Mr. Olesky’s employment ends by reason of his retirement, he will be entitled to continuation of healthcare benefits generally provided to senior executive officers, including employee contributions, until Mr. Olesky reaches age 65, or, if not permitted by applicable law, private health insurance on substantially similar terms and conditions.

2022 Proxy Statement ● ●	49

For purposes of each of Messrs. Olesky and Hult’s employment agreements, “Cause” means any of the following that remains uncured (if curable) for ten (10) days after the executive’s receipt of written notice thereof from TWM LLC: (a) the executive has engaged in dishonesty, gross negligence or willful misconduct of more than a de minimis nature, in each case, with regard to TWM LLC that is demonstrably injurious to TWM LLC; (b) the executive has failed to attempt, in good faith, to substantially perform his duties with TWM LLC (other than as a result of the executive’s physical or mental incapacity); (c) the executive has failed to attempt, in good faith, to follow the lawful written direction of, for Mr. Olesky, the Board and for Mr. Hult, the Chief Executive Officer; or (d) the executive has been convicted of, or entered a plea of guilty or no contest to, a felony (other than as a result of vicarious liability or a traffic infraction).

For purposes of each of Messrs. Olesky and Hult’s employment agreements, “Good Reason” means any of the following that remains uncured (if curable) for ten (10) days after TWM LLC’s receipt of written notice thereof from the executive not later than 60 days following the later of the occurrence of the event or the date the executive should reasonably have knowledge thereof: (a) the executive is serving in a position below, for Mr. Olesky, Chief Executive Officer (or is not reporting directly to the Board), and for Mr. Hult, President; (b) a material diminution of the executive’s duties, responsibilities or authority or the assignment to the executive of duties or responsibilities that are materially and adversely inconsistent with the executive’s then-position; (c) TWM LLC has reduced the executive’s annual salary or annual bonus target; (d) TWM LLC has required the executive to relocate his principal place of employment by more than fifty (50) miles; or (e) any material breach by TWM LLC of the employment agreement. In addition, for Mr. Olesky, “Good Reason” means a change in control (as defined in the Option Plan) which does not include an IPO. In addition, each of Mr. Olesky and Mr. Hult will have the right to resign for Good Reason in the event his employment is transferred to an affiliate of TWM LLC (unless such affiliate is a subsidiary of TWM LLC).

Pursuant to each of Messrs. Olesky and Hult’s employment agreements, in the event that any of the payments or benefits provided by TWM LLC or any affiliate to TWM LLC (whether pursuant to the terms of the employment agreements or any equity compensation or other agreement with the Company or any affiliate) would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Messrs. Olesky and Hult shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the executive’s receipt, on an after-tax basis, of the greatest economic benefit under the employment agreements, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in the Parachute Payment is necessary, then the reduction shall occur in accordance with the terms of the relevant employment agreement.

Severance Policy

Each of the other NEOs is entitled to severance pursuant to a severance policy maintained by the Company for certain executive officers. In the event of a termination without cause, the executives are entitled to (i) continuation of his or her base salary for twelve (12) months following termination, (ii) a payment equal to the sum of (A) his or her highest annual bonus received in respect of the two most recent calendar years completed prior to his or her termination, paid at the time bonuses are generally paid to senior executives (the “Reference Bonus Amount”), and (B) the Reference Bonus Amount prorated for the number of days worked during the calendar year preceding the date of termination, paid at the time when annual bonuses are paid generally to senior executives, and (C) for all NEOs other than Mr. Bruni, reimbursement, on a monthly basis, for the excess costs of continued health benefits for the executive and the executive’s covered dependents under COBRA for one year following termination, or until such earlier date on which COBRA coverage terminates in accordance with COBRA. The severance policy is intended to supersede any notice provisions under Mr. Bruni’s employment agreement. Payment of the severance benefits described above is subject to the applicable NEO’s execution of a release of claims.

50	● ● Tradeweb ●

Equity Awards

Options

Each of our NEOs (other than Ms. Furber) was granted a pre-IPO Option under the Option Plan (described above under the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives”). As of the date hereof, all Options are fully vested, including the portion of the Performance-Based Portion that vested based on 2021 performance. If a participant is terminated for Cause (as defined in the Option Plan) or is in breach of a restrictive covenant in favor of the Company, the Option will be terminated. Upon the termination of the participant’s employment for any reason other than Cause, vested Options will remain outstanding and exercisable for (i) in the case of the participant’s resignation without Good Reason (as defined in the Option Plan), 45 days following the date of resignation, (ii) in the case of a termination of the participant’s employment by the Company without Cause or by the participant for Good Reason, the ninety (90) day period following the date of termination, or (iii) in the case of a termination of the participant’s employment on account of death or Disability (as defined in the Option Plan), the one (1) year period following the date of termination. If a participant’s employment has terminated due to retirement (as defined in the applicable plan document), the vested Option will remain outstanding until the expiration of its term (or a breach of restrictive covenants by the participant) or until exercised, if earlier.

PRSUs

Each of our NEOs has been granted PRSUs under either the Equity Plan or the PRSU Plan (each as described above under the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives”). In connection with certain transactions or termination events, the PRSUs will be treated as described below under each such plan.

Treatment in connection with a Change of Control. For PRSUs granted in 2020 and 2021, in the event of a change of control, any outstanding PRSUs will vest and continue to be paid out in accordance with the plan; provided, however, that if the change of control constitutes a Qualified Change of Control (generally defined as a change in ownership or effective control for purposes of Section 409A of the Internal Revenue Code), payment applicable to the PRSU will be made at the time and in the same form of consideration delivered to the Company’s stockholders in connection with such transaction. If a change in control occurs prior to the establishment of the Performance Modifier with respect to a PRSU award, the Performance Modifier shall be 100%.

Treatment upon Termination. In the event an NEO is terminated (i) without Cause within 180 days prior to the relevant vesting date, or (ii) due to the participant’s death or disability (as defined in the applicable plan), the NEO will be entitled to retain a pro-rated number of the PRSUs, based on days worked for the vesting period (with the first date of the vesting period being January 1 of the year of grant), which will remain eligible to vest. In the event of the NEO’s retirement (as defined in the applicable plan document), the PRSUs granted in 2020 and 2021 will fully vest and continue to be paid out in accordance with the PRSU Plan.

RSUs

Each of our NEOs has been granted RSUs under the Equity Plan (as described above under the section titled “Fiscal 2021 Compensation Program in Detail — Long-Term Equity Incentives”). In connection with certain transactions or termination events, the RSUs will be treated as described below.

Treatment in connection with a Change of Control. In the event of a change of control, any outstanding RSUs will vest and continue to be paid out in accordance with the terms of the Equity Plan; provided, however, that if the change of control constitutes a Qualified Change of Control, payment applicable to the RSUs will be made at the time and in the same form of consideration delivered to the Company’s stockholders in connection with such transaction.

Treatment upon Termination. In the event an NEO is terminated (i) without Cause, (ii) due to the participant’s death or disability, or (iii) due to his retirement (each as defined in the applicable plan), the NEO will be entitled to retain his RSUs and the award will remain eligible to vest following termination.

2022 Proxy Statement ● ●	51

Mr. Warshaw (Former Chief Financial Officer)

Mr. Warshaw retired from the Company on January 4, 2022. In connection with his retirement, his outstanding equity awards were treated as follows: (1) all vested options will remain exercisable for the remainder of the term of the option, and all unvested options (which had an intrinsic value of $5,284,188 as of December 31, 2021) remained eligible to vest (all of which were included in the Performance-Based Portion of his options that vested based on 2021 performance); (2) RSUs granted in 2020 and 2021 (which had a value of $1,287,200 as of December 31, 2021) all remain outstanding and eligible to vest and settle in accordance with their terms following his retirement; (3) PRSUs granted in 2019, 2020 and 2021 (which had a value of $5,477,658 as of December 31, 2021) fully vested upon his retirement date and settled or will settle on January 3, 2022, January 2, 2023 and January 3, 2024, respectively. Mr. Warshaw did not receive any severance payments in connection with his transition or retirement.

The table below estimates the dollar value of the additional payments and benefits that the NEOs (other than Mr. Warshaw) would have been entitled to receive under the plans and arrangements described above, assuming the applicable triggering event occurred on December 31, 2021. For this purpose, we have assumed a value of $100.14 per share of our common stock, the closing price of our common stock on December 31, 2021.

52	● ● Tradeweb ●

Executive	Termination without Cause	Termination due to death or Disability	Termination due to Retirement(1)	Change in Control

Lee Olesky

Salary Continuation	$1,155,000(2)	—	—	—

Benefits Continuation	$202,194(3)	—	$202,194(3)	—

Payment in respect of Bonus	$16,812,500(4)	—	—	—

Value of Equity Awards:	RSUs: $6,405,655(5) PRSUs: $29,894,394(6)	RSUs: $6,405,655(5) PRSUs: $38,744,834(7)	Options: $67,252,445(8) RSUs: $6,405,655(5) PRSUs: $46,140,707(9)	Options: $67,252,445(10) RSUs: $6,405,655(11) PRSUs: $46,140,707(12)

Total:	$54,469,743	$45,150,489	$120,001,001	$119,798,807

Sara Furber

Salary Continuation	$500,000(13)	—	—	—

Benefits Continuation	$41,306(14)	—	—	—

Payment in respect of Bonus	$1,600,000(15)	—	—	—

Value of Equity Awards:	RSUs: $4,465,142(5)	RSUs: $4,465,142(5) PRSUs: $285,065(7)	—	RSUs: $4,465,142(11) PRSUs: $855,196(12)

Total:	$6,606,448	$4,750,207	—	$5,320,338

Billy Hult

Salary Continuation	990,000(2)	—	—	—

Benefits Continuation	$61,958(16)	—	—	—

Payment in respect of Bonus	$14,904,500(4)	—	—	—

Value of Equity Awards:	RSUs: $5,364,700(5) PRSUs: $24,945,074(6)	RSUs: $5,364,700(5) PRSUs: $32,357,304(7)	—	Options: $36,028,195(10) RSUs: $5,364,700(11) PRSUs: $38,551,296(12)

Total:	$46,266,232	$37,722,004	—	$79,944,191

Enrico Bruni

Salary Continuation	$384,750(13)	—	—	—

Benefits Continuation	—	—	—	—

Payment in respect of Bonus	$3,675,000(15)	—	—	—

Value of Equity Awards:	RSUs: $2,018,622(5) PRSUs: $4,406,561(6)	RSUs: $2,018,622(5) PRSUs: $7,183,576(7)	—	Options: $6,485,075(10) RSUs: $2,018,622(11) PRSUs: $9,517,306(12)

Total:	$10,484,933	$9,202,198	—	$18,021,003

Justin Peterson

Salary Continuation	$400,000(13)	—	—	—

Benefits Continuation	$41,121(14)	—	—	—

Payment in respect of Bonus	$2,420,000(15)	—	—	—

Value of Equity Awards:	RSUs: $1,871,416(5) PRSUs: $3,525,329(6)	RSUs: $1,871,416(5) PRSUs: $5,737,888(7)	Options: $5,284,188(8) RSUs: $1,871,416(5) PRSUs: $7,586,807(9)	Options: $5,284,188(10) RSUs: $1,871,416(11) PRSUs: $7,586,807(12)

Total:	$8,257,866	$7,609,304	$14,742,411	$14,742,411

(1)	Messrs. Hult and Bruni and Ms. Furber were not eligible for retirement as of December 31, 2021.

(2)	Reflects 18 months base salary continuation. This payment will also become due upon the executive’s resignation for good reason or Company nonrenewal of the executive’s employment agreement.

2022 Proxy Statement ● ●	53

(3)

Represents continuation of healthcare benefits, including employee contributions, until Mr. Olesky reaches age 65. This payment will also become due upon the executive’s resignation for good reason or Company nonrenewal of the executive’s employment agreement.

(4)

Represents (A) the executive’s average annual bonus earned for the two calendar years ending immediately prior to the year of termination (for purposes of this table, 2019 and 2020), plus (B) a pro rata bonus for the year of termination based on performance for the year of termination (for purposes of this table, we have included the value of a full year’s bonus). This payment will also become due upon the executive’s resignation for good reason or Company nonrenewal of the executive’s employment agreement.

(5)

Represents value of outstanding RSUs, which would remain eligible to vest. This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. The following approximate number of RSUs are fully vested as of the date hereof for each of Messrs. Olesky, Hult, Bruni and Peterson, and Ms. Furber:

Name	Number of RSUs that vested since January 1, 2022

Lee Olesky	27,039

Sara Furber	0

Billy Hult	22,645

Enrico Bruni	8,505

Justin Peterson	7,658

(6)

Represents value of PRSUs granted in 2019 which the executive would be entitled to retain following termination based on days worked in the vesting period (with the first date of the vesting period being January 1st of the year of grant). This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. These PRSUs are fully settled as of the date hereof.

(7)

Represents value of a pro-rated portion of outstanding PRSUs which the executive would be entitled to retain, based on days worked for the vesting period (with the first date of the vesting period being January 1st of the year of grant), following termination. This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. The value included for PRSUs granted in 2021 reflects the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(8)

Represents the intrinsic value of the Performance-Based Portion of any options (as described above in the section titled “Fiscal 2021 Compensation Program in Detail  — Long-Term Equity Incentives”) that were scheduled to vest in respect of calendar year 2021, which the executive would have been entitled to retain on a pro-rata basis based on days worked in 2021, and which would remain eligible to vest on the applicable performance-vesting date to the extent the EBITDA target and/or revenue target (as applicable) with respect to 2021 (the presumed year of retirement) was achieved. These options are fully vested as of the date hereof.

(9)

Represents value of all outstanding PRSUs granted in 2019, 2020 and 2021, which would become fully vested, in each case, on retirement. This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. The value included for PRSUs granted in 2021 reflects the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022. The PRSUs granted in 2019 are fully settled as of the date hereof.

(10)

Reflects intrinsic value of unvested options that would become fully vested on a change in control, assuming the applicable remaining EBITDA and revenue targets are deemed satisfied by the change in control. All of these options are fully vested as of the date hereof.

(11)

Represents value of outstanding RSUs which would become fully vested on a change in control. This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. See footnote 5 to this chart for the number of RSUs that are fully vested as of the date hereof.

(12)

Represents value of PRSUs granted in 2019, 2020 and 2021 which would become fully vested on a change in control. This amount does not include any amounts with respect to dividends that accrued as of December 31, 2021. The value included for PRSUs granted in 2021 reflects the maximum number of shares to be awarded based on a 200% Performance Modifier, which Performance Modifier was deemed achieved based on 2021 performance as of February 24, 2022.

(13)	Reflects 12 months’ base salary continuation.

(14)	Represents the excess costs of continued health benefits for the executive and the executive’s covered dependents under COBRA for one year following termination.

(15)

Represents (A) the executive’s highest annual bonus earned for the two calendar years ending immediately prior to the year of termination (for purposes of this table, 2019 and 2020), plus (B) a pro rata bonus for the year of termination based on the highest annual bonus earned for the two calendar years ending immediately prior to the year of termination (for purposes of this table, we have included the value of a full year’s bonus).

(16)

Represents continuation of healthcare benefits for eighteen months following termination. This payment will also become due upon the executive’s resignation for good reason or Company nonrenewal of the executive’s employment agreement.

54	● ● Tradeweb ●

Pay Ratio Disclosure

In accordance with SEC rules and applying the methodology described below, we calculated the annual total compensation of our median employee (other than our CEO) for fiscal 2021 to be $214,407. As reported in the Summary Compensation Table for fiscal 2021 in this Proxy Statement, the annual total compensation of our CEO for fiscal 2021 was $14,771,567. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for fiscal 2021 was 69:1.

We have determined that there has not been a change in our employee population or employee compensation arrangements since the last fiscal year that would significantly impact our pay ratio disclosure, and are therefore basing our disclosure on the same median employee reported in our proxy statement filed in 2021, reporting compensation for the 2020 fiscal year. To identify our median employee in connection with our 2021 pay ratio disclosure, we used the following methodology:

•	We determined our median employee based on our entire employee population as of December 31, 2020.
•

We used a consistently applied compensation measure that included the sum of each employee’s base salary (including overtime earned in 2020), bonuses and commissions earned in 2020, and the grant date fair value of all equity granted in 2020.

•	We annualized the base salaries for employees who were employed by us for less than the entire calendar year.
•	Compensation paid in foreign currencies was converted to U.S. dollars based on the annual plan rate for the year ended December 31, 2020.

We then calculated the annual total compensation of this employee for 2021 in accordance with the requirements of the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

2022 Proxy Statement ● ●	55

Under the Company’s Non-Employee Director Compensation Policy, each of Messrs. Berns, Ganeles, Hughes and Pluta and Ms. Madoff is entitled to an annual retainer of $100,000 and an annual grant of restricted stock units of the Company with a value of $100,000 at the time of grant. Annual grants are made initially on the director’s appointment, and then on each anniversary thereof. For 2021, each of Messrs. Pluta, Ganeles and Ms. Madoff received a grant of 1,356 restricted stock units, and Mr. Berns received 1,315 restricted stock units, under the Equity Plan, each of which vested or will vest on the first anniversary of the date of grant. Mr. Hughes received a grant of 1,373 restricted stock units in connection with this appointment to the Board in 2021. Murray Roos also joined the Board in March 2021 and does not receive any compensation for his services.

In addition to the above, all non-employee directors will be reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings, and for the reasonable and documented expenses incurred to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company. Pursuant to the Company’s Non-Employee Director Compensation Policy, the non-employee committee chair for each of the audit, compensation and nominating and governance committees are entitled to additional annual retainers of  $20,000, $15,000 and $10,000, respectively. Non-employee members of the audit, compensation and nominating and governance committees are entitled to additional annual retainers of $7,500, $5,000 and $4,000, respectively.

The following table summarizes the compensation of the directors for the fiscal year ended December 31, 2021, except for Messrs. Hult and Olesky, whose compensation is summarized above in the table entitled “Summary Compensation Table.” Mr. Brand, included below, stepped down as Chairman and resigned from the Board effective February 11, 2022.

Director Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Total($)

Balbir Bakhshi(3)	—	—	—

Steven Berns	120,000	100,000	220,000

Martin Brand(3)	—	—	—

John Finley(3)	—	—	—

Scott Ganeles	112,500	100,000	212,500

Von Hughes	83,333	100,000	183,333

Paula Madoff	116,500	100,000	216,500

Thomas Pluta	100,000	100,000	200,000

Murray Roos(3)	—	—	—

(1)	Fees reflect the director’s service for a partial calendar year for Von Hughes.

(2)

The amounts included in the “Stock Awards” column represent the grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. Details and assumptions used in calculating the grant date fair value of the restricted stock unit awards may be found in Note 13 — Stock-Based Compensation Plans to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As of December 31, 2021, each of Messrs. Ganeles and Pluta and Ms. Madoff held 7,606 restricted stock units, Mr. Berns held 3,503 restricted stock units, and Mr. Hughes held 1,373 restricted stock units pursuant to the Equity Plan.

(3)	Each of Messrs. Brand, Finley, Bakhshi and Roos did not receive any individual compensation for their service on the Board or any committees for 2021.

56	● ● Tradeweb ●

The following table provides information about shares of Class A common stock authorized for issuance under all of our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,754,650	(1)	$23.59	(2)	7,401,839(3)

Equity compensation plans not approved by security holders	—		—		—

Total	6,754,650		—		7,401,839

(1)

Includes 683,764 shares of common stock that may be issued pursuant to outstanding RSUs and 1,129,966 shares of common stock that may be issued pursuant to outstanding PRSUs under the Equity Plan; and 3,415,288 shares of common stock that may be issued pursuant to outstanding stock options under the Option Plan; and 1,525,632 shares of common stock that may be issued pursuant to outstanding PRSUs under the PRSU Plan. The number of PRSUs set forth above includes PRSUs for which performance has already been measured (and achieved based on the highest level of performance) but, as of December 31, 2021, remained subject to time-based vesting.

(2)	The weighted average exercise price does not take into account RSU or PRSU awards.

(3)

Includes 6,920,217 shares of common stock that remain available for issuance under the Equity Plan; and 481,622 shares of common stock that remain available for issuance under the Option Plan. No additional awards are permitted to be issued under the PRSU Plan.

2022 Proxy Statement ● ●	57

The following is a description of transactions since January 1, 2021 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Transactions With Refinitiv/Thomson Reuters

We maintain a shared services agreement with Refinitiv (formerly Thomson Reuters), which indirectly owns a majority of our equity interests. Under the terms of the agreement, Thomson Reuters historically provided us with certain legal, compliance, regulatory, human resources, technology, content, financial, accounting, sales and customer support and administrative services. The scope of these services changed over time, and a 2020 amendment to the shared services agreement memorialized the termination dates of certain services provided thereunder, including, among others, certain human resources, financial, accounting and sales and customer support services. We expect Refinitiv will continue to provide data, some insurance services, and, at least in the near term, certain human resources administrative support in Asia, as well as make office space and other human resources and tax services available to us as needed. The shared services agreement was amended in June 2016 to continue to be in effect in perpetuity, except that the agreement will automatically terminate upon termination of the market data license agreement. In addition, either party can terminate the shared services agreement with respect to one or more services upon written notice delivered, in the case of termination effective at the end of the then-current calendar year, 90 days prior to the end of such calendar year or, in the case of termination effective at any other date, at least 6 months prior to such date. During the year ended December 31, 2021, we incurred fees of $3 million relating to this agreement.

We maintain a market data license agreement with Refinitiv (formerly Thomson Reuters), pursuant to which we earn license fees and royalties. Under the terms of this agreement, we provide Refinitiv with certain real-time market data feeds for multiple fixed income and derivatives products under an exclusive license pursuant to which Refinitiv redistributes such market data to its customers on its Eikon platform and through direct feeds. We also earn royalties from Refinitiv for referrals of new Eikon customers based on customer conversion rates as well as sales of non-exclusive licensed data. The market license data agreement was amended and restated effective November 1, 2018 for a minimum term of five years with a transition year if the agreement is not renewed or extended. The agreement includes customary termination provisions, including in the event of a material breach that is not cured within 30 days of receipt of written notice. During the year ended December 31, 2021, we earned approximately $61.2 million of revenue under this agreement.

In connection with the IPO, we entered into a restrictive covenant agreement with affiliates of Refinitiv pursuant to which certain non-compete restrictions prohibited Refinitiv from establishing, investing in, or acting as primary business operator or manager of, an electronic trade execution platform for trading in fixed income securities or equity derivatives, subject to certain exceptions. As a result of the closing of the transaction with LSEG, the non-compete period was terminated as of January 29, 2021 in accordance with the terms of the restrictive covenant agreement.

We reimburse affiliates of Refinitiv for expenses paid on our behalf for various services including payroll, marketing, professional fees, communications, data costs and certain other administrative services. During the year ended December 31, 2021, $1.6 million of previously accrued expenses payable to affiliates of Refinitiv were waived and the liabilities were reversed through an increase to additional paid-in capital.

Related Party Transactions Entered Into in Connection With the IPO

In connection with the Reorganization Transactions, we engaged in certain transactions with certain of our directors, executive officers and other persons and entities, including those which are holders of 5% or more of our voting securities.

58	● ● Tradeweb ●

TWM LLC Agreement

We operate our business through TWM LLC and its subsidiaries. In connection with the IPO, we and the owners of TWM LLC prior to the Reorganization Transactions (including the Refinitiv Owners, the Bank Members named therein (such Bank Members, the “Bank Stockholders”) and members of management, the “Original LLC Owners”) that received LLC Interests entered into TWM LLC’s fifth amended and restated limited liability company agreement, which we refer to as the “TWM LLC Agreement.” As of March 14, 2022, the only remaining Bank Stockholder was Credit Suisse Securities (USA) LLC. The operations of TWM LLC, and the rights and obligations of the holders of LLC Interests, are set forth in the TWM LLC Agreement.

Appointment as Manager. Under the TWM LLC Agreement, we are a member and the sole manager of TWM LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of TWM LLC without the approval of any other member, unless otherwise stated in the TWM LLC Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of TWM LLC and the day-to-day management of TWM LLC’s business. Pursuant to the terms of the TWM LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of TWM LLC except by our election.

Compensation. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by TWM LLC for fees and expenses incurred on behalf of TWM LLC, including all expenses associated with the IPO and maintaining our existence as a separate legal entity.

Recapitalization. The TWM LLC Agreement recapitalized the units held by the members of TWM LLC at the time of the Reorganization Transactions into a single class of common membership units, which we refer to as the “LLC Interests.” The TWM LLC Agreement also reflects a split of LLC Interests such that one LLC Interest could be acquired with the net proceeds received in the IPO from the sale of one share of our Class A common stock. Each LLC Interest entitles the holder to a pro rata share of the net profits and net losses and distributions of TWM LLC.

Distributions. In connection with any tax period, the TWM LLC Agreement requires TWM LLC to make distributions to its members, on a pro rata basis in proportion to the number of LLC Interests held by each member, of cash until each member (other than us) has received an amount at least equal to its assumed tax liability and we have received an amount sufficient to enable us to timely satisfy all of our U.S. federal, state and local and non-U.S. tax liabilities. To the extent that any member would not receive its percentage interest of the aggregate tax distribution, the tax distribution for such member will be increased to ensure that all distributions are made pro rata in accordance with such member’s percentage interest. Tax distributions will also be made only to the extent all distributions from TWM LLC for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The TWM LLC Agreement also allows for distributions to be made by TWM LLC to its members on a pro rata basis out of distributable cash. We expect TWM LLC may make distributions out of distributable cash periodically to the extent permitted by any agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including any payments under the Tax Receivable Agreement, as well as to make expected dividend payments, if any, to the holders of our Class A common stock and Class B common stock.

LLC Interest Redemption Right. Subject to certain restrictions set forth therein, the TWM LLC Agreement provides a redemption right to the Original LLC Owners (including certain of the Bank Stockholders and members of management and excluding the Refinitiv LLC Owner) that continue to own LLC Interests after the completion of the IPO and Reorganization Transactions (the “Other LLC Owners”, and together with the Refinitiv LLC Owner, the “Continuing LLC Owners”), which entitles them to have their LLC Interests redeemed, at the election of each such person, for newly issued shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) or, at our option, as determined by or at the direction of our Board, which will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future, a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest redeemed or exchanged (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event we

2022 Proxy Statement ● ●	59

elect to make a cash payment, a Continuing LLC Owner has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Interests to TWM LLC. The TWM LLC Agreement requires that we contribute cash or shares of our Class A common stock or Class B common stock to TWM LLC in exchange for an amount of newly issued LLC Interests in TWM LLC that will be issued to us equal to the number of LLC Interests redeemed (and thereafter cancelled) from the Continuing LLC Owner to the extent required so as to maintain a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding Class A common stock and Class B common stock. TWM LLC will then distribute the cash or shares of our Class A common stock or Class B common stock, as the case may be, to such Continuing LLC Owner to complete the redemption. In the event of such election by a Continuing LLC Owner we may, at our option, effect a direct exchange of cash or our Class A common stock or Class B common stock for such LLC Interests of the redeeming members in lieu of such redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the aggregate number of shares of Class A common stock and Class B common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Issuance of LLC Interests Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will be required to acquire from TWM LLC a number of LLC Interests equal to the number of shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of TWM LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution to TWM LLC equal to the aggregate value of such shares of Class A common stock, and TWM LLC will issue to us a number of LLC Interests equal to the number of shares of Class A common stock we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of TWM LLC or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to TWM LLC (or the applicable subsidiary of TWM LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of TWM LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to TWM LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, TWM LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in TWM LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.

Maintenance of one-to-one ratio of shares of Class A common stock, Class B common stock and LLC Interests owned by Tradeweb. The TWM LLC Agreement requires that TWM LLC at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock and Class B common stock issued by us and the number of LLC Interests owned by us, and (y) a one-to-one ratio between the number of shares of Class C common stock and Class D common stock issued by us and the number of LLC Interests owned by the holders of such Class C common stock and Class D common stock.

Transfer Restrictions. The TWM LLC Agreement generally does not permit transfers of LLC Interests by members, subject to limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of TWM LLC.

Dissolution. The TWM LLC Agreement provides that the decision of the manager (pursuant to a unanimous decision of our Board) together with the Majority Members (as defined in the TWM LLC Agreement) will be required to voluntarily dissolve TWM LLC. In addition to a voluntary dissolution, TWM LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed to satisfy all of TWM LLC’s debts, liabilities and obligations (including all expenses incurred in liquidation) and the

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remaining assets of TWM LLC will be distributed to the members pro-rata in accordance with their respective percentage ownership interests in TWM LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

Confidentiality. Each member agrees to maintain the confidentiality of TWM LLC’s confidential information. This obligation excludes (i) information that is independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member not in violation of a confidentiality obligation and (ii) disclosures required by law or judicial process or approved by our or TWM LLC’s chief executive officer, chief financial officer or general counsel.

Indemnification and Exculpation. The TWM LLC Agreement provides for indemnification of the manager and officers of TWM LLC and its subsidiaries. To the extent permitted by applicable law, TWM LLC will indemnify us, as its sole manager, and our authorized officers from and against any losses, liabilities, damages, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of gross negligence, bad faith, willful misconduct or knowing violation of law, or for any present or future breaches of any representations, warranties, covenants or obligations in the TWM LLC Agreement or in the other agreements with TWM LLC.

We, as the sole manager of TWM LLC, and our affiliates and our respective agents, will not be liable to TWM LLC or its members for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of bad faith, willful misconduct or knowing violation of law, or for any present or future breaches of any representations, warranties, covenants or obligations in the TWM LLC Agreement in the other agreements with TWM LLC.

Amendments. The TWM LLC Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding LLC Interests, including the sole manager, and in case of any amendment that materially and adversely modifies the LLC Interests (or the rights, preferences or privileges thereof) then held by any members in any materially disproportionate manner to those then held by any other members, the consent of a majority in interest of such disproportionately affected members. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the sole manager or the dissolution of TWM LLC may be amended without the consent of the sole manager.

Tax Receivable Agreement

We expect to obtain an increase in our share of the tax basis of the assets of TWM LLC (i) when a Continuing LLC Owner receives shares of our Class A common stock or Class B common stock, as applicable, or, at our election, cash in connection with an exercise of such Continuing LLC Owner’s right to have its LLC Interests redeemed by TWM LLC or, at our election, exchanged and (ii) in connection with the disposition by a Continuing LLC Owner of its LLC Interests for cash, including in connection with the IPO and our October 2019 and April 2020 follow-on offerings (such basis increase, the “Basis Adjustments”). We intend to treat such acquisition of LLC Interests as our direct purchase of LLC Interests from a Continuing LLC Owner for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Interests are redeemed by TWM LLC or sold to us. A Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may reduce our tax liability by increasing certain deductions (for example, our depreciation, depletion and amortization deductions) or decreasing gains (or increasing losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the IPO, we entered into the Tax Receivable Agreement (the “TRA”) with TWM LLC and the Continuing LLC Owners. The TRA provides for the payment by us to the Continuing LLC Owners who dispose of LLC Interests for cash in connection with any offering, or receive shares of our Class A common stock or Class B common stock or cash, as applicable, in connection with an exchange or redemption of LLC Interests, of 50% of the amount of U.S. federal, state and local income or franchise tax savings, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions with such Continuing LLC Owners, including increases in the tax basis of the assets of TWM LLC attributable to

2022 Proxy Statement ● ●	61

payments made under the TRA and deductions attributable to imputed interest and other payments of interest pursuant to the TRA. TWM LLC will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of LLC Interests for shares of our Class A common stock or Class B common stock, as applicable, or cash occurs. These TRA payments are not conditioned upon any continued ownership interest in either TWM LLC or us by any Continuing LLC Owner. The rights of each Continuing LLC Owner under the TRA are assignable to transferees of its LLC Interests (other than us as transferee pursuant to subsequent redemptions (or exchanges) of the transferred LLC Interests). We expect to benefit from the remaining 50% of tax benefits, if any, that we may actually realize.

The actual Basis Adjustments, as well as any amounts paid to the Continuing LLC Owners under the TRA, will vary depending on a number of factors, including:

•

the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of TWM LLC at the time of each redemption or exchange;

•

the price of shares of our Class A common stock at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our Class A common stock at the time of each redemption or exchange; and

•

the amount and timing of our income — the TRA generally will require us to pay 50% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

For purposes of the TRA, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay (with an assumed tax rate for state and local tax purposes) had there been no Basis Adjustments and had the TRA not been entered into. The TRA will generally apply to each of our taxable years, beginning with the first taxable year ending after the IPO. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing LLC Owners an amount equal to the estimated present value of the remaining payments under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments).

The payment obligations under the TRA are obligations of Tradeweb and not of TWM LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments could be substantial. Any payments made by us to Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to TWM LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us. Total amounts due to the Continuing LLC Owners as of December 31, 2021 under the Tax Receivable Agreement were $412 million, substantially all due over the fifteen years following the purchase of LLC Interests from Continuing LLC Owners or redemption or exchanges by Continuing LLC Owners of LLC Interests.

Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the TRA. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the TRA and increase the present value of such payments.

The TRA provides that if (i) we materially breach any of our material obligations under the TRA (including by failing to make payments thereunder when we have available cash to do so), (ii) certain change of control transactions were to occur, or (iii) we elect an early termination of the TRA, our obligations, or our

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successor’s obligations, under the TRA accelerate and become due and payable, based on certain assumptions, including an assumption that we have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA.

As a result, (i) we could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA, and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain change of control transactions. There can be no assurance that we will be able to finance our obligations under the TRA.

Payments under the TRA will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to any Continuing LLC Owner pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by us to a Continuing LLC Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, we might not determine that we have effectively made an excess cash payment to the Continuing LLC Owners for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.

Stockholders Agreement

In connection with the IPO, we entered into the Stockholders Agreement with the Refinitiv Owners. This agreement requires us to nominate a number of individuals designated by the Refinitiv Owners for election as our directors at any meeting of our stockholders (each a “Refinitiv Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board or a duly-authorized committee of the Board, as a director of our company, the number of Refinitiv Directors serving as directors of our company will be equal to: (1) if the Refinitiv Owners and their affiliates together continue to hold at least 50% of the combined voting power of our outstanding common stock as of the record date for such meeting, the total number of directors comprising our entire Board; (2) if the Refinitiv Owners and their affiliates together continue to hold at least 40% (but less than 50%) of the combined voting power of our outstanding common stock as of the record date for such meeting, the lowest whole number that is greater than 40% of the total number of directors comprising our Board; (3) if the Refinitiv Owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the combined voting power of our outstanding common stock as of the record date for such meeting, the lowest whole number that is greater than 30% of the total number of directors comprising our Board; (4) if the Refinitiv Owners and their affiliates together continue to hold at least 20% (but less than 30%) of the combined voting power of our outstanding common stock as of the record date for such meeting, the lowest whole number that is greater than 20% of the total number of directors comprising our Board; and (5) if the Refinitiv Owners and their affiliates together continue to hold at least 10% (but less than 20%) of the combined voting power of our outstanding common stock as of the record date for such meeting, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the total number of directors comprising our Board. In the case of a vacancy on our Board created by the removal, resignation or otherwise of a Refinitiv Director, the Stockholders Agreement, to the extent the Refinitiv Owners continue to be entitled to nominate such Refinitiv Director, requires us to nominate an individual designated by the Refinitiv Owners for election to fill the vacancy. For so long as the Stockholders Agreement remains in effect, Refinitiv Directors may be removed only with the consent of the Refinitiv Owners. As part of their Board nomination rights under the Stockholders Agreement, the Refinitiv Owners intend to continue to appoint each of Lee Olesky, our Chief Executive Officer, and Billy Hult, our President, as members of our Board.

2022 Proxy Statement ● ●	63

Registration Rights Agreement

In connection with the IPO, we entered into the Registration Rights Agreement with the Refinitiv Owners and the Bank Stockholders. Pursuant to the Registration Rights Agreement, we granted the Refinitiv Owners, the Bank Stockholders, their affiliates and certain of their transferees the right, under certain circumstances and subject to the terms of any lock-up agreement they have entered into and certain other restrictions, to require us to register under the Securities Act their shares of Class A common stock, including shares of Class A common stock received upon redemption or exchange of LLC Interests or exchange of shares of Class B common stock, which we refer to as “registrable shares.” After registration pursuant to these rights, these shares of Class A common stock will become freely tradable without restriction under the Securities Act.

Demand Rights

From time to time, the Refinitiv Owners may request that we register all or a portion of their registrable shares for sale under the Securities Act, including pursuant to a shelf registration statement (provided, in all cases, the aggregate number of registrable shares that are requested to be included in any such registration equals at least $100.0 million). In addition, from time to time when a shelf registration statement is effective, the Refinitiv Owners may request that we facilitate a shelf takedown of all or a portion of their registrable shares (provided the aggregate number of registrable shares that are requested to be included in any such takedown equals at least $100.0 million). We will not be required to effect the registration as requested by any of the Refinitiv Owners if in the good faith judgment of our Board, such registration would materially interfere with certain existing or potential material transactions or events involving the company and should be delayed or is reasonably likely to require premature disclosure of information that could have a material adverse effect on us. These demand rights will also be subject to cutbacks, priorities and other limitations and exceptions.

Piggyback Registration Rights

In addition, if at any time we register any shares of our Class A common stock (other than pursuant to registrations on Form S-4 or Form S-8), the holders of registrable shares are entitled to include, subject to certain exceptions and limitations, all or a portion of their registrable shares in the registration. The foregoing piggyback rights, with respect to each Bank Stockholder, on an individual basis, will fall away when such Bank Stockholder, together with any other holder that is an affiliate of such Bank Stockholder, ceases to own a number of shares of our common stock, in the aggregate, that is more than 2% of the total number of shares of common stock then outstanding. As of March 14, 2022, the only remaining Bank Stockholder was Credit Suisse Securities (USA) LLC.

In the event that any registration in which the holders of registrable shares participate pursuant to the Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.

Other Provisions

We will pay all registration and offering expenses, including, among other things, reasonable fees and disbursements of a single special counsel for the participating holders of registrable shares related to any demand or piggyback registration. The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. The Registration Rights Agreement does not specify any cash penalties or other penalties associated with any delays in registering any shares.

Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by

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Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy providing that the Audit Committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a related party (as defined below) has or will have a direct or indirect material interest. Under this policy, the Audit Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Audit Committee is to approve only those related party transactions that the Audit Committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related party transactions requires our Audit Committee to consider the relationship of the related party to the Company, the nature and extent of the related party’s interest in the transaction, the material terms of the transaction, the importance and fairness of the transaction both to the Company and to the related party, the business rationale for engaging in the transaction, whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company and whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related parties, if any. In general, a “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or an immediate family member of any of the foregoing persons. All of the pre-IPO transactions described above were entered into prior to the adoption of this policy.

Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful.

2022 Proxy Statement ● ●	65

The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation. Broadridge Financial Solutions, Inc. will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials.

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As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

2022 Proxy Statement ● ●	67

Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Secretary of Tradeweb Markets Inc., at Tradeweb Markets Inc., 1177 Avenue of the Americas, New York, New York 10036, and must be received no later than November 29, 2023.

In addition, our Bylaws include advance notice provisions that require stockholders wishing to bring nominations for directors or other business before an annual meeting to provide proper notice in accordance with the terms of the advance notice provisions. The Bylaws’ advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8.

The Bylaws’ advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2023 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of the Company no earlier than January 10, 2023 and no later than February 9, 2023. However, that in the event that the date of the Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made by the Company. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

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A copy of the 2021 Annual Report accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one 2021 Annual Report and Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, from the Company. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2021 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact the Householding Department by calling 1-866-540-7095, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2021 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting proxyvote.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by email to sendmaterial@proxyvote.com, or by calling 1-800-579-1639. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the 2021 Annual Report, Proxy Statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery directly with their bank, brokerage firm, or other nominee. Electronic delivery of stockholder communications helps save the Company money by reducing printing and postage costs.

2022 Proxy Statement ● ●	69

TRADEWEB MARKETS INC. 1177 6TH AVENUE NEW YORK, NY 10036

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TW2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED .

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01)	Steven Berns 02) William Hult		03) Lee Olesky

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

3. The stockholder proposal relating to the adoption of a policy on board diversity.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

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TRADEWEB MARKETS INC.

Annual Meeting of Stockholders

May 10, 2022 12:30 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Douglas Friedman and Lee Olesky, and each of them, each with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock, par value $0.00001 per share, Class B common stock, par value $0.00001 per share, Class C common stock, par value $0.00001 per share, and Class D common stock, par value $0.00001 per share, of Tradeweb Markets Inc. (the “Company”), that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 12:30 PM, Eastern Time, on Tuesday, May 10, 2022, at www.virtualshareholdermeeting.com/TW2022, and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3.

Continued and to be signed on reverse side